Filed pursuant to Rule 424(b)(3)
Registration No. 333-121934
PROSPECTUS

TALX Corporation

$125,000,000

Debt Securities, Common Stock, Preferred Stock, Depositary Shares,

Purchase Contracts, Warrants and Units

68,062 shares of Common Stock offered by

Selling Shareholder

TALX Corporation may offer up to $125,000,000 of the securities listed above, including units consisting of any two or more of such securities, from time to time. In addition, up to 68,062 shares of common stock, subject to anti-dilution adjustments, may be sold from time to time in one or more offerings by the selling shareholder named in the “Selling Shareholder” section of this prospectus. When we decide to sell a particular series of securities, we will prepare a prospectus supplement describing those securities. You should read this prospectus and any prospectus supplement carefully before you invest. This prospectus may not be used to offer or sell any securities by us unless accompanied by a prospectus supplement.

Investing in these securities involves risks. Consider carefully the risk factors beginning on page 2 of this prospectus.

TALX may offer securities through underwriting syndicates managed or co-managed by one or more underwriters, through dealers or agents or directly to purchasers. The prospectus supplement for each offering of securities will describe in detail the plan of distribution for that offering. Information about the underwriters or agents who will participate in any particular sale of securities will be in the applicable prospectus supplement relating to that sale of securities. We will reflect any fundamental change to the terms of the offering in a post-effective amendment to the registration statement of which this prospectus is a part. We may offer and sell the securities listed above at fixed prices, market prices, prices relating to the market price, at varying prices determined at the time of sale, at negotiated prices or otherwise in accordance with the plan of distribution described in this prospectus and any applicable prospectus supplement. For general information about the distribution of securities, please see “Plan of Distribution” in this prospectus.

The selling shareholder may sell shares of our common stock in the Nasdaq National Market, in the over-the-counter market or in private transactions, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices. We will provide specific terms of any offerings made under this prospectus in a prospectus supplement, if necessary. We will not receive any proceeds from sales of shares of common stock by the selling shareholder. We will bear costs relating to the registration of such shares, estimated to be approximately $3,000.

Our common stock is quoted in the Nasdaq National Market under the symbol “TALX.” The closing share price of our common stock as reported in the Nasdaq National Market on August 8, 2005 was $38.74 per share. The selling shareholder will pay any sales commissions or underwriting discounts and fees and expenses of their counsel incurred in connection with the sale of shares under this prospectus. We have not yet determined whether any of the other securities that may be offered by this prospectus will be listed on any exchange, or included in any inter-dealer quotation system or over-the-counter market. If we decide to seek the listing or inclusion of any such securities upon issuance, the prospectus supplement relating to those securities will disclose the exchange, quotation system or market on or in which the securities will be listed or included.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is August 8, 2005

RISK FACTORS

Risks related to our business

Some of the risks and uncertainties that may cause our operating results to vary from anticipated results or that may adversely affect our operating results are as follows:

Our future growth is substantially dependent on our ability to increase the size and range of applications for The Work Number database.

In order to successfully grow our business, we will have to make The Work Number and related business process outsourcing services increasingly attractive to a greater number of large organizations, their employees and verifiers. To achieve this goal, we believe that we will need to increase the number of employee records contained in The Work Number database, the amount and type of information contained in those records and the number of services that make use of those records. Our strategy for increasing the size of The Work Number database is based in part on strategic alliances with several providers of payroll and human resources outsourcing services. Our success will depend on the interest and commitment of these providers, which is entirely at their discretion. Some of these companies compete with us in certain service areas. Our strategy is also based in part on strategic acquisitions of businesses with databases of employee information. If we are unable to attract and retain a sufficient number of employer clients, if we cannot persuade them to include a greater amount of information in the employee records they provide us, or if we fail to develop additional applications to use this information, we may not achieve our growth objectives.

Our revenues from The Work Number may fluctuate in response to certain economic conditions such as interest rates and employment trends.

A significant portion of our revenues from The Work Number depends on residential mortgage-related and employment-related activity. We charge a fee for each request from lenders, pre-employment screeners, credit issuers, social services agencies, and other verifiers to verify employment and income information. Therefore, a decrease in activity within either of these segments would reduce our overall number of transactions per record in the database. This reduction in transactions, whether due to increases in interest rates or otherwise, could cause our revenues and profitability to be harmed. As an example, during a portion of fiscal year 2004, revenues for The Work Number services were adversely affected by a slowdown in the refinancing segment of the mortgage loan market.

The market for The Work Number depends in part on the requirements established by purchasers in the secondary mortgage market, and our revenues and profitability would be significantly harmed if these requirements were relaxed or eliminated.

We believe that residential mortgage lenders are among the most active users of The Work Number. They utilize our services to verify employment, income and related information. The demand for this verification is driven in part by the requirements of the Federal National Mortgage Association, which is also known as Fannie Mae, and the Federal Home Loan Mortgage Corporation, which is also known as Freddie Mac, the leading purchasers of residential mortgages in the United States. These agencies currently require specific information, including independent verification of employment and income data for the past two calendar years and a current payroll period in connection with certain mortgages they purchase. Accordingly, most lenders seek this information from mortgage applicants. If Fannie Mae or Freddie Mac were to reduce the requirement for employment and income data or eliminate the requirement for independent verification thereof, our revenues and profitability would be significantly harmed.

As we perform large scale processing of verifications, there is an increased risk of breach of confidentiality or inappropriate use of data, which may result in damage claims and loss of customers.

As we seek to increase the use of The Work Number database by verifiers with frequent need of verification, we plan to use new methods of verification. These verifiers may be large mortgage lenders, pre-employment screeners, credit issuers, social services agencies or other volume verifiers. These volume verifiers may obtain verifications in large volume or “batch” transactions using different means and requiring less proof of authorization than smaller verifiers. We expect that these volume verifiers will enter into contracts by which they agree that they will not use the income verification service unless they have been authorized by the employee to do so, or have legal authority to obtain the information. Many of the industries that utilize The Work Number for large scale processing of verifications have high turnover which may lead to the verifier failing to terminate access privileges to The Work Number in a timely manner. We have the ability to conduct regular audits of these volume verifiers to ensure compliance with documentation requirements. However, there is a risk that the verifier may not have the requisite authority, and that there may be claims for breach of privacy or confidentiality against us, claims for damages by employees and employers and resulting loss of employer relationships, which could significantly harm our results of operations.

If we are unable to maintain the accuracy, privacy and confidentiality of employee information in The Work Number and our other databases, we may face significant claims and our reputation could be harmed.

The Work Number services depend on the accuracy of highly confidential employment and income history and other information which employers provide to us and which we convert for use in The Work Number and our other services. Although we have a number of protective measures in place, any inaccuracies in such information— whether in the recording of such information, the unauthorized access to information, or otherwise— or our inability to keep such information confidential, may give rise to claims against us and adversely affect market acceptance of The Work Number and our other services. Our financial condition, results of operations and reputation may be significantly harmed if any asserted claims were ultimately decided against us.

If a court or regulator concludes that the Fair Credit Reporting Act or similar law applies to The Work Number services, our business and profitability could be significantly harmed.

The Fair Credit Reporting Act, which we refer to as the FCRA, applies to “consumer reporting agencies” that engage in the practice of “assembling or evaluating” certain information relating to consumers. While we have historically taken the position that the FCRA does not apply to The Work Number services, the statutory language is subject to varying interpretation, and we are not aware of controlling legal authority to support our position. Recent public concerns relating to, among other things, data integrity, privacy and identity theft issues may increase the risk of action by consumers through litigation or by the Federal Trade Commission, or the “FTC”, or state regulatory authorities, which enforce the FCRA or similar laws. If a court, the FTC, or a state regulatory authority were to determine that the FCRA or other similar law does apply, we could be subject to claims for substantial damages, penalties and attorneys’ fees and may experience negative publicity and reputational harm. Additionally, compliance with the FCRA would likely result in increased operational costs, divert resources from other business objectives, and result in some changes in the manner in which we deliver The Work Number services. For example, the FCRA requires that a consumer reporting agency identify the user and determine that there be a “permissible purpose,” as defined by the FCRA, before disclosing a consumer report and furnish certain notices and information in writing to consumers as consumer reports are used. We may have some difficulty complying with certain provisions of the FCRA for certain types of transactions; The Work Number services are designed to operate via the web and interactive voice response, instead of paper. Due to the complexity of requirements and pending or possible future regulation, we cannot assure you that we would be successful in complying with the FCRA or similar law in all aspects of our operations. As a result, while it is difficult to estimate the ultimate impact on us if a court or regulator concludes that the FCRA or similar law applies to us, our business, operations, results of operations and financial condition could be significantly harmed.

Changes in economic conditions or changes to unemployment compensation laws could limit unemployment compensation claims, causing employers to question the value of unemployment compensation management and limiting opportunities for tax planning.

A difficult economic environment and consequent staff reductions could result in an increase in unemployment compensation claims. Conversely, as economic conditions improve, and claims decrease, employers may question the value of our unemployment compensation management and unemployment compensation tax planning services. As a result of the difficult economic environment in recent years, states with significant budget challenges may take legislative or regulatory steps to reduce unemployment benefits or to close tax-planning opportunities, which could reduce the opportunities for service to employers. In such situations, our revenues could be harmed. For example, as a result of uncertain economic conditions, we experienced lower revenue levels in our unemployment cost management services business during fiscal year 2004. The UC eXpress revenue stream is characterized by annual retainers that provide a revenue base with upside potential through contingency billings for tax consulting or for additional billings if claims processed, or if the performance measures, exceed contractually set levels. For example, during fiscal year 2004, uncertain economic conditions contributed to a reduction in activity in our unemployment tax consulting business and current claims activity was less than expected.

If new statutes or regulations were adopted that restricted our business or the ability of others to provide us with payroll and HR information, or existing statutes or regulations were deemed to apply to us or such third parties, we may be required to change our activities and revise or eliminate our services, which could significantly harm our revenues and operations.

Our future performance will be dependent on successful integration of acquisitions.

We expect a portion of our growth to come from business acquisitions which we recently consummated or which we may consummate in the future. Such acquisitions involve certain operational, legal and financial risks. Operational risks include the possibility that an acquisition does not ultimately provide the benefits originally anticipated by our management, while we continue to incur operating expenses to provide the services formerly provided by the acquired company. Legal risks involve contract and regulatory issues. For example, some employers may not consent to the transfer of ownership of their contracts by which the services are provided, and some states’ unemployment compensation commissions may require changes to powers of attorney by which the employer authorizes processing of claims. In the event of any loss of employer-customers or our inability to appear before state unemployment commissions, our business and results of operations may be materially adversely affected. Financial risks involve the incurrence of indebtedness as a result of the acquisitions and the consequent need to service that indebtedness. In addition, in the event we were to issue stock in connection with any acquisitions, we would dilute the voting power and could dilute the economic interests of existing shareholders. In carrying out our acquisition strategy, we attempt to minimize the risk of unexpected liabilities and contingencies associated with acquired businesses through planning, investigation and negotiation, but there can be no assurance that we will be successful in identifying attractive acquisition candidates or completing additional acquisitions on favorable terms.

Privacy legislation or interpretations of existing laws could restrict our business.

Personal privacy has become a significant issue in the United States. Some commentators, privacy advocates and government bodies have recommended limitations on, or taken actions to limit, the use of personal information by those collecting this information. For example, in 1999, Congress enacted the Gramm-Leach-Bliley Act, which contains provisions protecting the privacy of consumer non-public personal information collected by financial institutions. Additionally, new federal privacy regulations issued by the Department of Health and Human Services pursuant to the Health Insurance Portability and Accountability Act of 1996, or “HIPAA,” relating to the use and disclosure of individually identifiable health information have become effective. Additional regulations under HIPAA became effective on April 15, 2005. These privacy regulations could impose additional costs and could limit our use and disclosure of such information. Some states have also enacted consumer and health information privacy protection laws.

If new statutes or regulations were adopted that restricted our business, or existing statutes or regulations were deemed to apply to us, we may be required to change our activities and revise or eliminate our services, which could significantly harm our revenues and operations.

Changes in tax laws could adversely impact our business and results of operations.

Certain of our revenues and profits from continuing operations were derived from our tax services businesses. At any time, the tax laws or the administrative interpretations of those laws may be amended. Any of those new laws or interpretations could adversely affect us. For example, on October 22, 2004, the President signed the “American Jobs Creation Act of 2004.” While we do not believe this Act contains any provisions that are likely to have an adverse effect on our business, we are currently evaluating its impact. On October 4, 2004, the President signed the “Working Families Tax Relief Act of 2004,” which extended the provisions of the Work Opportunity Tax Credit, or “WOTC,” and the Welfare to Work Tax Credit, or “WtW,” available to employers through December 31, 2005, after which date, without further Congressional action, these programs would again lapse and no longer be available to our clients. This law additionally made the extension retroactive to January 1, 2004, allowing employers with qualified employees who were hired during the hiatus period that followed the former expiration of the programs on December 31, 2003, to access these tax credits for 2004.

Our tax credit and incentive services business assists employers in identifying employment-related, location-based and other tax incentive programs available to them under both federal and state tax legislation. Although these programs have been historically renewed retroactively by Congress following their lapsing in accordance with their terms, Congress may not similarly renew such programs in the future. Moreover, if programs lapse, any future renewals may not be retroactive, which means that the value of such programs to our clients could be reduced to such an extent that they no longer desire our tax credit and incentive services. Any non-renewal of these tax credit programs, the renewal of such programs without retroactive effect, or other adverse change in tax legislation could adversely affect our business and results of operations.

Interruptions to our computer network or telephone operations could significantly harm our revenues and industry reputation.

Significant portions of our operations depend on our ability to protect our computer equipment and the information stored in our data processing centers against damage from fire, power loss, telecommunications failures, unauthorized intrusion and other events. We have data processing centers located in St. Louis, Missouri; Columbus, Ohio; Cleveland, Ohio; and Plano, Texas, which areas have historically been vulnerable to natural disasters and other risks, such as floods, earthquakes and tornadoes. We back up software and related data files regularly and store the back-up files off-site at a nearby secure facility. A portion of the data is also replicated to an off-site storage area network for high availability. We cannot assure you that these measures will eliminate the risk of extended interruption of our operations. We also rely on local and long-distance telephone companies to provide dial-up access, web and corporate intranet access to our services. We have not established an alternative disaster recovery facility, which would serve to protect us from losses of employee record information due to damage to our data storage facilities. Any damage or failure that interrupts our operations or destroys some or all of our database of employee records could have a material adverse effect on our revenues, profitability and industry reputation.

If the SUTA Dumping Prevention Act of 2004 applies to our tax planning services, our business and revenues could be harmed.

On August 9, 2004, the President signed the “SUTA Dumping Prevention Act of 2004.” In the past, some employers found ways to manipulate state experience rating systems so that these employers paid lower state employment compensation taxes than their unemployment experience would otherwise allow. This practice is referred to as “SUTA dumping.” “SUTA” refers to state unemployment tax acts, but has also been referred to “state unemployment tax avoidance.” Most frequently these avoidance tactics involved mergers, acquisitions or corporate restructurings, the legality of which depended upon state laws. The SUTA Dumping Prevention Act of 2004 established a nationwide minimum standard to curb SUTA dumping. The law also established penalties for employers and their advisors who knowingly violate those state law provisions.

Our tax management services include advising clients as to unemployment compensation taxes. We fully support the measures enacted in the SUTA dumping legislation, and we believe the advice we have given since the enactment of this legislation does not include advice to clients to take any action which would be prohibited under the legislation. However, there can be no assurance that we have not and will not provide advice to clients or that our clients have not taken or will not take action which runs afoul of the SUTA Dumping Prevention Act of 2004. We could be subject to “meaningful civil and criminal penalties,” as the statute provides, for violations of the law. We could also be subject to negative publicity, harm to our reputation, and strained relationships with state agencies which are important to our business if we were accused of advising clients to take actions in violation of the SUTA dumping guidelines, or if clients took such actions at a time when we were providing advice on unemployment compensation taxes. The new law has not been interpreted or applied, and, as a consequence, it is difficult to predict the impact of the new law on our tax planning services.

Our quarterly and annual operating results may fluctuate significantly, which could cause our stock price to decline significantly.

Our revenues, margins and results from operations have fluctuated in the past, and may continue to fluctuate in the future due to a number of factors.

For The Work Number, these factors include residential mortgage activity and interest rate levels. Revenues generated from our W-2 eXpress service are affected by seasonality, as revenues are primarily earned in our fourth fiscal quarter. The non-renewal of certain tax credit programs, such as WOTC or WtW, the renewal of such programs without retroactive effect, or other adverse changes in tax legislation would cause fluctuations in our tax credit and incentive services business. For all of our service offerings, other factors that can cause our operating results to fluctuate include:

•	new product introductions or announcements by us or our competitors;

•	market acceptance of new services;

•	pricing pressure;

•	the hiring and training of additional staff;

•	the length of the sales cycle; and

•	general economic conditions.

We cannot assure you that we will be able to sustain our level of total revenue or our historical rate of revenue growth on a quarterly or annual basis. It is likely that, in some future quarters, our operating results will fall below our targets and the expectations of stock market analysts and investors. In such event, the price of any debt securities, our common stock or any other securities could decline significantly.

If we are unable to successfully introduce new business process outsourcing services and enhanced functionality to keep pace with rapid technological changes that characterize our markets, our results of operations would be significantly harmed.

The business process outsourcing industry is characterized by rapidly changing technology, and our future success will depend upon our ability to keep pace with technological developments. In particular, the market for self-service applications through the web and corporate intranets using browser software is rapidly evolving.

To remain competitive, we must continually change and improve our services in response to changes in operating systems, application software, computer and telephony hardware, communications, database and networking systems, programming tools and computer language technology. Additionally, we must also introduce new business process outsourcing services and add functionality to existing services in response to changing market conditions and client demand.

The development of new, technologically advanced services is a complex and uncertain process requiring high levels of innovation and highly skilled engineering and development personnel, as well as the accurate anticipation of technology and market trends.

If we are unable, for technical or other reasons, to develop and market new business process outsourcing services or enhancements to existing services in a timely and cost-effective manner, or if new business process outsourcing services do not achieve market acceptance, we could lose revenues and our competitive position could suffer.

We depend on third-party software and hardware, which exposes us to disruption if those products are no longer supported or develop defects.

Our services involve integration with both operating systems and products developed by others. If any third-party software or hardware, such as Microsoft Windows server products, Microsoft development tools, Oracle database software, Sun Solaris, Informix database software, Intel Media processing hardware or Sybase Power Builder development tools, become unavailable for any reason, fail to integrate with our products or fail to be supported by their respective vendors or to operate properly, we would have to redesign our products. We cannot assure you that we could accomplish any redesign in a cost-effective or timely manner. Further, if third parties release new versions of these systems or products before we develop products compatible with such new releases, demand for our services and products might decline, thereby harming our revenues and profitability.

We believe that if any supplier agreement expires or is canceled or otherwise terminated, or if a third-party supplier refuses to sell to us, we could locate any number of different suppliers. However, it would require a significant amount of time to integrate the relevant technology from the new supplier, which would result in a significant delay in our ability to offer the particular enhancement. We could also experience difficulties integrating the new supplier’s technology with our services. We cannot assure you we could accomplish any such integration in a cost-effective manner. Significant delays in the offering of service enhancements due to integration of technology from new suppliers could significantly harm our revenues and profitability.

Our services may contain defects or lack adequate security, which may cause us to incur significant costs, divert our attention from product development efforts and result in a loss of customers.

As a result of their complexity, business process outsourcing services and hardware and software products may contain undetected errors or failures when first introduced or as new versions are released. We cannot assure you that, despite testing by us and our clients, errors will not occur in services and systems after implementation. The occurrence of such errors could result in potential security issues or loss or delay in market acceptance of our services, which could significantly harm our revenues and our reputation.

Web or other users could access without authorization or otherwise disrupt our web and corporate intranet services. Such unauthorized access and other disruptions could jeopardize the security of information stored in and transmitted through the computer systems of our clients, which could result in significant liability to us, could cause the loss of existing clients and could discourage potential new clients.

The loss of key management would adversely affect our business.

Our success depends in large part on the retention of key management, especially William W. Canfield, the Chairman of our board of directors and our President and Chief Executive Officer, who has served in that capacity for more than 15 years. We would likely undergo a difficult transition period if we were to lose the services of our key management, including Mr. Canfield, which would materially and adversely affect our business and prospects.

Because of intense competition for trained personnel, we may not be able to recruit or retain necessary personnel on a cost-effective basis.

Our success depends in large part upon our ability to identify, hire, retain and motivate highly-skilled employees. Competition for highly-skilled employees in our industry is intense. In addition, employees may leave our company and subsequently compete against us. Our failure to attract and retain these qualified employees could significantly harm our ability to develop new services and maintain customer relationships.

Moreover, companies in our industry whose employees accept positions with competitors frequently claim that those competitors have engaged in unfair hiring practices. We may be subject to such claims as we seek to retain or hire qualified personnel, some of whom may currently be working for our competitors. Some of these claims may result in material litigation. We could incur substantial costs in defending ourselves against these claims, regardless of their merits. Such claims could also discourage potential employees who currently work for our competitors from joining us.

Claims that we infringe third-party intellectual property rights could result in significant expenses or restrictions on our ability to sell our services.

Other parties have asserted in the past, and may assert in the future, patent, copyright, trademark and other intellectual property rights to technologies that are important to our business. For example, we have entered into a license to use various interactive voice response and computer telephony technologies that required us to make an initial payment and to pay future royalties. Further, we have not conducted a search to determine whether the technology we have used in our services infringes or misappropriates intellectual property held by other third parties. We cannot provide assurance that others will not claim that we are infringing their intellectual property rights or that we do not in fact infringe those intellectual property rights.

Any claims asserting that our services infringe or may infringe proprietary rights of third parties, if determined adversely to us, could significantly harm our results of operations. Any claims, with or without merit, could:

•	be time-consuming;

•	result in costly litigation;

•	divert the efforts of our technical and management personnel;

•	require us to develop alternative technology, thereby resulting in delays and the loss or deferral of revenues;

•	require us to cease marketing business process outsourcing services containing the infringing intellectual property;

•	require us to pay substantial damage awards;

•	damage our reputation; or

•	require us to enter into royalty or licensing agreements which may not be available on acceptable terms, if at all.

In the event a claim against us were successful and we could not obtain a license to the relevant technology on acceptable terms or license a substitute technology or redesign our services to avoid infringement, our revenues, results of operations and competitive position would be harmed.

Our failure to protect our intellectual property may significantly harm our results of operations and reputation.

Our success and ability to compete is dependent in part on our ability to protect and maintain our proprietary rights to our intellectual property. We currently rely on a combination of trade secret, trademark and copyright laws to establish and protect our intellectual property.

We generally enter into confidentiality agreements with our officers, employees and consultants. We also generally limit access to and distribution of our source code, access to our databases and the disclosure and use of our other proprietary information. However, these measures provide only limited protection of our intellectual property rights. In addition, we may not have procured signed agreements containing adequate protective provisions in every case, and the contractual provisions that are in place may not provide us with adequate protection in all circumstances. Further, we have not included copyright notices on all of our copyrightable intellectual property. Efforts to address any infringement of our proprietary rights could result in significant litigation costs, and any failure to adequately protect our proprietary rights could result in our competitors offering similar services, potentially resulting in the loss of one or more competitive advantages and decreased revenues.

Despite our efforts to protect our proprietary rights, existing trade secret, copyright, patent and trademark laws afford us only limited protection. Others may attempt to copy or reverse engineer aspects of our services or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to prevent misappropriation of our technologies or to deter others from developing similar technologies. Further, monitoring the unauthorized use of our products and other proprietary rights is difficult. Litigation may be necessary to enforce our intellectual property rights or to determine the validity and scope of the proprietary rights of others. Litigation of this type could result in substantial costs and diversion of resources and could significantly harm our results of operations and reputation.

We face competition from a broad range of companies.

The markets for our services are extremely competitive and subject to rapid technological change.

We consider the primary competitor to The Work Number to be large employers and outsourcers who manage employment verification through a call center or through internal automated systems. We believe the primary competitors to other Work Number services are Automatic Data Processing, Inc., or “ADP,” Paychex, Inc. and Ceridian Corporation. We consider the primary competitor to our tax management services to be ADP, as well as a few smaller firms that offer similar services.

Increased competition could result in price reductions, reduced gross margins and loss of market share, any of which could significantly harm our results of operations. Additionally, we may be required to increase spending in response to competition in order to pursue new market opportunities or to invest in research and development efforts, and, as a result, our operating results in the future may be adversely affected. We cannot assure you that we will be able to compete successfully against current and future competitors or that competitive pressures we face will not significantly harm our results of operations.

Provisions of our articles of incorporation and bylaws and Missouri law may make it difficult for a third party to acquire us, despite the possible benefits to our shareholders.

A number of provisions of our articles of incorporation and bylaws and Missouri law could make it difficult for a third party to acquire, or discourage a third party from attempting to acquire, control of us. These provisions:

•	provide for a classified board of directors;

•	limit the right of shareholders to remove directors or change the size of the board of directors;

•	limit the right of shareholders to fill vacancies on the board of directors;

•	limit the right of shareholders to call a special meeting of shareholders or propose other actions;

•	require unanimity for shareholders to act by written consent, in accordance with Missouri law;

•	require a higher percentage of shareholders than would otherwise be required under Missouri law to amend, alter, change, or repeal certain provisions of our articles of incorporation;

•	provide that the bylaws may be amended only by the majority vote of the board of directors, and shareholders will not be able to amend the bylaws without first amending the articles of incorporation;

•	authorize the issuance of preferred stock with any voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such rights as may be specified by our board of directors, without shareholder approval; and

•	restrict specified types of “business combinations” and “control share acquisitions,” as well as regulate some tender offers.

These provisions may:

•	have the effect of delaying, deferring or preventing a change in our control despite possible benefits to our shareholders;

•	discourage bids at a premium over the market price of our common stock; and

•	harm the market price of our common stock and the voting and other rights of our shareholders.

Risks Related to our Common Stock

Our stock price is volatile and could drop unexpectedly.

The market price of our common stock has been volatile. The price could continue to be subject to wide fluctuations due to factors including:

•	actual or anticipated variations in our operating results;

•	announcements of technological innovations or new services or contracts by us or our competitors;

•	developments with respect to patents, copyrights or proprietary rights;

•	changes in financial estimates by securities analysts;

•	concerns regarding the security of our database;

•	conditions and trends in outsourcing of tax management, human resources and payroll services; and

•	general economic and market conditions.

The stock market has experienced extreme price and volume fluctuations that have particularly affected the market prices of equity securities of many technology companies. Often these fluctuations have been unrelated or disproportionate to the operating performances of those companies.

Broad market and industry factors may significantly affect the market price of our common stock, regardless of our actual operating performance. Declines in the market price of our common stock could also harm employee morale and retention, our access to capital and other aspects of our business.

Because our share price is volatile, we may be the target of securities litigation, which is costly and time-consuming to defend.

In the past, following periods of volatility in the market price of a company’s securities, shareholders have often instituted class action securities litigation against those companies. For example, we recently settled class action litigation, as discussed in “Item 7 — Management’s Discussion and Analysis of Financial Condition and Results of Operations — Other Matters” in our Annual Report on Form 10-K for the year ended March 31, 2005, which is incorporated by reference into the registration statement of which this prospectus forms a part. Such litigation could result in substantial costs and a diversion of management attention and resources, which would significantly harm our profitability and reputation. These market fluctuations, as well as general economic, political and market conditions such as recessions, may adversely affect the market price of our common stock.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, which we refer to as the SEC, utilizing a “shelf ” registration process. Under this shelf process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total amount of $125,000,000 or the equivalent of this amount in foreign currencies or foreign currency units. In addition, the selling shareholder may sell some or all of the shares of common stock underlying its warrant in one or more transactions from time to time pursuant to the registration statement of which this prospectus forms a part.

You should rely only on the information provided in this prospectus and in any prospectus supplement, including the information incorporated by reference. We have not, and the selling shareholder has not, authorized anyone to provide you with different information. You should not assume that the information in this prospectus, or any supplement to this prospectus, is accurate at any date other than the date indicated on the cover page of these documents.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus, any prospectus supplement and any pricing supplement, as well as our public reports and statements contain or are deemed to contain certain statements regarding future results, performance, expectations, or intentions that may be considered forward-looking statements (“forward-looking statements”) within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements describe our plans, strategies and goals and our beliefs concerning future business conditions and our business outlook based on currently available information. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we cannot assure you that such expectations will prove to be correct. Actual results could differ materially from those projected in the forward-looking statements as a result of risks facing us. Such risks include, but are not limited to those set forth in “Risk Factors” above. You should read this prospectus completely and with the understanding that our actual results may be materially different from what we expect. We do not undertake any obligation to update these forward-looking statements, even though our situation may change in the future. In some cases, you can identify forward-looking statements by terms such as “may,” “will,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “project,” “predict,” “potential” and similar expressions intended to identify forward-looking statements. We qualify all of our forward-looking statements by these cautionary statements.

TALX CORPORATION

We are a leading provider of automated employment and income verification and tax management services and a leader in providing payroll and human resources business process outsourcing. We provide services that enable large and mid-size corporations, including approximately two-thirds of the Fortune 500 companies, as well as government agencies, to outsource the performance of business processes that would otherwise be performed by their own payroll or human resources department. Our services use web access, interactive voice response, fax, document imaging and other technologies to enable mortgage lenders, pre-employment screeners, credit issuers, social service agencies and other authorized users to obtain payroll and human resources information and to allow employees and their managers to review and, when authorized, modify information in payroll and human resources management information systems on a self-service basis. Further, we provide unemployment insurance claims processing, unemployment tax planning and management services, and employment-related tax credit and incentive services to a broad range of employers. Our focus is on eliminating paper and manual steps from routine payroll and human resources-related processes. We interact with various payroll systems and human resources services, but are virtually independent of the solutions our clients select.

We are a Missouri corporation, with our principal executive offices located at 1850 Borman Court, St. Louis, Missouri 63146 (Telephone: (314) 214-7000) and on the world wide web at www.talx.com. Information on our website does not constitute a part of this prospectus or any prospectus supplement.

In this prospectus, “we,” “us,” “our,” the “Company” and “TALX” refer to TALX Corporation. This prospectus provides you with a general description of the securities we may offer. Each time we sell securities, we will provide a prospectus supplement that will contain specific information about the terms of that offering. We will file each prospectus supplement with the SEC. The prospectus supplement may also add, update or supplement information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading “Where You Can Find More Information” beginning on page 51.

USE OF PROCEEDS

Unless otherwise stated in the applicable prospectus supplement, subject to the restrictions described in the next paragraph, we will use the net proceeds from the sale of any securities offered by us for general corporate purposes. Such general corporate purposes may include, but are not limited to, financing acquisitions, debt repayment, working capital additions, capital expenditures or stock repurchases.

Pending such use, the proceeds from any offering may be invested temporarily in short-term, interest-bearing, investment-grade securities or similar assets. The prospectus supplement relating to an offering will contain a more detailed description of the use of proceeds of any specific offering of securities.

We will not receive any proceeds from any sales of our common stock by the selling shareholder.

RATIO OF EARNINGS TO FIXED CHARGES

The following table sets forth the ratio of earnings to fixed charges for the periods indicated:

						Three Months
						Ended
	Fiscal Year Ended March 31,					June 30,

	2001	2002	2003	2004	2005	2004	2005

Ratio of earnings to fixed charges(1)	8.27	14.18	6.55	8.16	6.40	3.03	8.34

(1)	Earnings consist principally of earnings from continuing operations before income tax expense and cumulative effect of change in accounting principle, plus fixed charges, and fixed charges consist of interest expense, amortization of premiums, discounts and capitalized expenses related to indebtedness, and portions of operating lease rent expenses deemed to be representative of interest.

DESCRIPTION OF DEBT SECURITIES OF TALX CORPORATION

The following description of the terms of the debt securities sets forth the material terms and provisions of the debt securities to which any applicable prospectus supplement may relate. The particular terms of the debt securities offered by any such prospectus supplement and the extent, if any, to which such general provisions may apply to the debt securities so offered will be described in the prospectus supplement relating to such debt securities. The debt securities will be either our senior debt securities or our subordinated debt securities.

A portion of our operations is conducted through our subsidiaries, and thus our ability to make payments on any series of debt securities is dependent on our subsidiaries’ financial condition, results of operations, cash requirements and other related factors.

The Indentures

The senior debt securities will be issued in one or more series under a senior indenture, to be entered into by us with a financial institution as trustee. The subordinated debt securities will be issued in one or more series under a subordinated indenture, to be entered into by us with a financial institution as trustee. The statements herein relating to the debt securities and the indentures are summaries and are subject to the detailed provisions of the applicable form of indenture. Each of the indentures will be subject to and governed by the Trust Indenture Act of 1939. The description of the indentures set forth below assumes that we have entered into the indentures in the form attached to the registration statement of which this prospectus is a part. We will execute the senior or subordinated indenture when and if we issue senior or subordinated debt securities. The descriptions below do not restate the indentures and do not contain all the information you may find useful. We urge you to read the indentures because they, and not the summaries, define your rights as a holder of our debt securities. If you would like to read the forms of indentures, they are on file with the SEC, as described under “Where You Can Find More Information” beginning on page 51. Whenever we refer to particular sections or defined terms in an indenture, those sections and definitions are incorporated by reference.

General

The indentures do not limit the aggregate amount of debt securities which we may issue nor do they limit other debt we may issue. We may issue debt securities under the indentures up to the aggregate principal amount authorized by our board of directors from time to time. Except as may be described in a prospectus supplement, the indentures will not limit the amount of other secured or unsecured debt that we may incur or issue.

The debt securities will be our unsecured general obligations and will rank junior to all our and our subsidiaries’ existing and future secured indebtedness to the extent of the value of the assets securing such indebtedness. The senior debt securities will be equal in right of payment with all our other unsecured and unsubordinated obligations. Unless otherwise specified in the applicable prospectus supplement, the subordinated debt securities will be subordinated and junior in right of payment to all our present and future senior indebtedness to the extent and in the manner set forth in the subordinated indenture. See “—Subordination under the Subordinated Indenture,” beginning on page 21. The indentures will provide that the debt securities may be issued from time to time in one or more series. Unless otherwise provided, all debt securities of any one series may be reopened for issuance of additional debt securities of such series. (Section 3.1 of each indenture). We may authorize the issuance and provide for the terms of a series of debt securities pursuant to a supplemental indenture.

We conduct a substantial portion of our business through our subsidiaries. Our ability to meet our cash obligations, including obligations under any debt securities that we may issue in the future, will be dependent upon the ability of our subsidiaries to make cash distributions to us. The ability of our subsidiaries to make these distributions is restricted and will continue to be restricted by, among other limitations, applicable provisions of governing law and contractual provisions. We do not expect the indenture governing the debt securities to limit the ability of our subsidiaries to incur such restrictions in the future. Our right to participate in the assets of any subsidiary (and thus the ability of holders of such debt securities to benefit indirectly from such assets) is generally subject to the prior claims of creditors, including trade creditors, of that subsidiary except to the extent that we are recognized as a creditor of such subsidiary, in which case our claims would still be subject to any security interest of other creditors of such subsidiary. Debt securities, therefore, will be effectively subordinated to creditors, including trade creditors, of our subsidiaries with respect to the assets of the subsidiaries against which such creditors would have a claim.

The applicable prospectus supplement relating to the particular series of debt securities will describe specific terms of the debt securities offered thereby, including, where applicable:

(1) the specific title of such debt securities and any limit upon the aggregate principal amount of such debt securities;

(2) the price at which we are offering the debt securities, usually expressed as a percentage of the principal amount;

(3) the date or dates on which the principal of and premium, if any, on such debt securities, or installments thereof, if any, will mature or the method of determining such date or dates;

(4) the rate or rates, which may be fixed, variable or zero, at which such debt securities will bear interest, if any, or the method of calculating such rate or rates;

(5) the date or dates from which interest, if any, will accrue or the method by which such date or dates will be determined;

(6) the date or dates on which interest, if any, will be payable and the record date or dates therefor and whether we may elect to extend or defer such interest payment dates;

(7) the place or places where principal of, premium, if any, and interest, if any, on such debt securities, or installments thereof, if any, will be payable or may be redeemed, in whole or in part, at our option;

(8) our rights or obligation, if any, to redeem, repay or purchase or offer to purchase such debt securities pursuant to any sinking fund or analogous provisions or upon the happening of a specified event and the period or periods within which, the price or prices at which and the other terms and conditions upon which, such debt securities will be redeemed or purchased, in whole or in part, pursuant to such obligations;

(9) the denominations in which such debt securities are authorized to be issued;

(10) the currency or currency unit for which such debt securities may be purchased or in which debt securities may be denominated or the currency or currencies, including currency unit or units, in which principal of, premium, if any, and interest, if any, on such debt securities, or installments thereof, if any, will be payable and whether we or the holders of any such debt securities may elect to receive payments in respect of such debt securities in a currency or currency unit other than that in which such debt securities are stated to be payable;

(11) if the amount of payments of principal of and premium, if any, or interest, if any, on such debt securities, or installments thereof, if any, may be determined with reference to an index based on a currency or currencies other than that in which such debt securities are stated to be payable, the manner in which such amount shall be determined;

(12) if the amount of payments of principal of and premium, if any, or interest, if any, on such debt securities, or installments thereof, if any, may be determined with reference to changes in the prices of particular securities or commodities or otherwise by application of a formula, the manner in which such amount shall be determined;

(13) if other than the entire principal amount, the portion of the principal amount of such debt securities which will be payable upon declaration of the acceleration of the maturity of such securities or the method by which such portion shall be determined;

(14) the person to whom any interest on any such debt security shall be payable if other than the person in whose name such debt security is registered on the applicable record date;

(15) any addition to, or modification or deletion of, any term of subordination, event of default or covenant of TALX specified in the indenture with respect to such debt securities;

(16) such manner, if any, of defeasance as may be specified for such debt securities;

(17) the terms, if any, upon which the holders may convert or exchange such debt securities into or for our common or preferred stock or other securities or property;

(18) in the case of the subordinated debt securities, provisions relating to any modification of the subordination provisions described elsewhere in this prospectus;

(19) whether the provisions relating to extension or deferral of interest payment dates described in this prospectus will apply to the debt securities;

(20) if applicable, material federal income tax considerations; and

(21) any other special terms pertaining to such debt securities. (Section 3.1 of each indenture).

Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange or included in any market.

None of our shareholders, officers or directors, past, present or future, will have any personal liability with respect to our obligations under the indenture or the debt securities on account of that status. (Section 1.14 of each indenture).

Debt securities may also be issued pursuant to the indenture in transactions exempt from the registration requirements of the Securities Act of 1933. Those debt securities will not be considered in determining the amount of securities issued under this registration statement.

Unless a prospectus supplement relating to a particular series of debt securities provides otherwise, the indenture and the terms of the debt securities will not contain any covenants designed to afford holders of any debt securities protection in a highly leveraged or other transaction involving us, whether or not resulting in a change of control, which may adversely affect holders of the debt securities.

Form and Denominations

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issued only in fully registered form, without coupons, and will be denominated in U.S. dollars issued only in denominations of U.S. $1,000 and any integral multiple thereof. (Section 3.2 of each indenture).

Global Debt Securities

Unless otherwise specified in a prospectus supplement for a particular series of debt securities, each series of debt securities will be issued in whole or in part in global form that will be deposited with, or on behalf of, a depositary identified in the prospectus supplement relating to that series. Global securities will be registered in the name of the depositary, which will be the sole direct holder of the global securities. Any person wishing to own a debt security must do so indirectly through an account with a broker, bank or other financial institution that, in turn, has an account with the depositary.

Special Investor Considerations for Global Securities. Under the terms of the indentures, our obligations with respect to the debt securities, as well as the obligations of each trustee, run only to persons who are registered holders of debt securities. For example, once we make payment to the registered holder, we have no further responsibility for that payment even if the recipient is legally required to pass the payment along to an individual investor but fails to do so. As an indirect holder, an investor’s rights relating to a global security will be governed by the account rules of the investor’s financial institution and of the depositary, as well as general laws relating to transfers of debt securities.

An investor should be aware that when debt securities are issued in the form of global securities:

•	the investor cannot have debt securities registered in his or her own name;

•	the investor cannot receive physical certificates for his or her debt securities;

•	the investor must look to his or her bank or brokerage firm for payments on the debt securities and protection of his or her legal rights relating to the debt securities;

•	the investor may not be able to sell interests in the debt securities to some insurance or other institutions that are required by law to hold the physical certificates of debt that they own;

•	the depositary’s policies will govern payments, transfers, exchanges and other matters relating to the investor’s interest in the global security; and

•	the depositary will usually require that interests in a global security be purchased or sold within its system using same-day funds.

Neither we nor the trustees have any responsibility for any aspect of the depositary’s actions or for its records of ownership interests in the global security, and neither we nor the trustees supervise the depositary in any way.

Special Situations When the Global Security Will Be Terminated. In a few special situations described below, the global security will terminate, and interests in the global security will be exchanged for physical certificates representing debt securities. After that exchange, the investor may choose whether to hold debt securities directly or indirectly through an account at the investor’s bank or brokerage firm. In that event, investors must consult their banks or brokers to find out how to have their interests in debt securities transferred to their own names so that they may become direct holders.

The special situations where a global security is terminated are:

•	when the depositary notifies us that it is unwilling, unable or no longer qualified to continue as depositary, unless a replacement is named;

•	when an event of default on the debt securities has occurred and has not been cured; or

•	when and if we decide to terminate a global security. (Section 3.4 of each indenture).

A prospectus supplement may list situations for terminating a global security that would apply only to a particular series of debt securities. When a global security terminates, the depositary, and not us or one of the trustees, is responsible for deciding the names of the institutions that will be the initial direct holders.

Original Issue Discount Securities

Debt securities may be sold at a substantial discount below their stated principal amount and may bear no interest or interest at a rate which at the time of issuance is below market rates. Important federal income tax consequences and special considerations applicable to any such debt securities will be described in the applicable prospectus supplement.

Indexed Securities

If the amount of payments of principal of, and premium, if any, or any interest on, debt securities of any series is determined with reference to any type of index or formula or changes in prices of particular securities or commodities, the federal income tax consequences, specific terms and other information with respect to such debt securities and such index or formula and securities or commodities will be described in the applicable prospectus supplement.

Foreign Currencies

If the principal of, and premium, if any, or any interest on, debt securities of any series are payable in a foreign or composite currency, the restrictions, elections, federal income tax consequences, specific terms and other information with respect to such debt securities and such currency will be described in the applicable prospectus supplement.

Optional Redemption, Prepayment or Conversion in Certain Events

The prospectus supplement relating to a particular series of debt securities which provides for the optional redemption, prepayment or conversion of such debt securities on the occurrence of certain events, such as a change of control of TALX, will provide:

(1) a discussion of the effects that such provisions may have in deterring certain mergers, tender offers or other takeover attempts, as well as any possible adverse effect on the market price of our securities or the ability to obtain additional financing in the future;

(2) a statement that we will comply with any applicable provisions of the requirements of Rule 14e-1 under the Securities Exchange Act of 1934 and any other applicable securities laws in connection with any optional redemption, prepayment or conversion provisions and any related offers by us, including, if such debt securities are convertible, Rule 13e-4;

(3) a disclosure as to whether the securities will be subject to any sinking fund or similar provision, and a description of any such provision;

(4) a disclosure of any cross-defaults in other indebtedness which may result as a consequence of the occurrence of certain events so that the payments on such debt securities would be effectively subordinated;

(5) a disclosure of the effect of any failure to repurchase under the applicable indenture, including in the event of a change of control of TALX;

(6) a disclosure of any risk that sufficient funds may not be available at the time of any event resulting in a repurchase obligation; and

(7) a discussion of any definition of “change of control” contained in the applicable indenture.

Our ability to effect a redemption, prepayment or conversion may be significantly limited by our loan agreement or any other credit facilities we may enter into in the future.

Payment

Unless otherwise indicated in the applicable prospectus supplement, payments in respect of the debt securities will be made in the designated currency at the office or agency of TALX maintained for that purpose as TALX may designate from time to time, except that, at the option of TALX, interest payments, if any, on debt securities in registered form may be made by checks mailed to the holders of debt securities entitled thereto at their registered addresses or, if provided for in the applicable prospectus supplement, by wire transfer to an account designated by the registered holder. (Section 3.7 of each indenture).

Payment of Interest With Respect to Registered Debt Securities

Unless otherwise indicated in an applicable prospectus supplement, payment of any installment of interest on debt securities in registered form will be made to the person in whose name such debt security is registered at the close of business on the regular record date for such interest. (Section 3.7 of each indenture).

If we do not pay interest when due, that interest will no longer be payable to the registered holder of the debt security on the record date for such interest. We will pay any defaulted interest, at our election:

•	to the person in whose name the debt security is registered at the close of business on a special record date set by the trustee between 10–15 days before the payment of such defaulted interest and at least 10 days after the receipt by the trustee of notice of the payment by us; or

•	in any other lawful manner that is consistent with the requirements of any securities exchange on which the debt securities are listed if, after we give notice to the trustee, the trustee determines the manner of payment is practicable. (Section 3.7 of each indenture).

Transfer and Exchange

Unless otherwise indicated in the applicable prospectus supplement, debt securities in registered form will be transferable or exchangeable at the agency of TALX maintained for such purpose as designated by TALX from time to time. Debt securities may be transferred or exchanged without service charge, other than any tax or other governmental charge imposed in connection with such transfer or exchange. (Section 3.5 of each indenture). We have appointed the trustee under the senior indenture as security registrar with respect to securities issued under that indenture.

Modification or Amendment of the Indentures

Supplemental Indentures Without Consent of Holders. Without the consent of any holders, we and the trustee may enter into one or supplemental indentures for certain purposes, including:

(1) to evidence the succession of another corporation to our rights and the assumption by such successor of the covenants contained in each indenture;

(2) to add to our covenants for the benefit of all or any series of debt securities, or to surrender any of our rights or powers;

(3) to add any additional events of default;

(4) to add or change any provisions to permit or facilitate the issuance of debt securities of any series in uncertificated or bearer form;

(5) to change or eliminate any provisions, as long as any such change or elimination is effective only when there are no outstanding debt securities of any series created before the execution of such supplemental indenture which is entitled to the benefit of the provisions being changed or eliminated;

(6) to provide security for or guarantee of the debt securities;

(7) to supplement any of the provisions to permit or facilitate the defeasance and discharge of any series of debt securities in accordance with such indenture as long as such action does not adversely affect the interests of the holders of the debt securities in any material respect;

(8) to establish the form or terms of debt securities in accordance with each indenture;

(9) to provide for the acceptance of the appointment of a successor trustee for any series of debt securities or to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(10) to cure any ambiguity, to correct or supplement any provision of any indenture which may be defective or inconsistent with any other provision, to eliminate any conflict with the Trust Indenture Act or to make any other provisions with respect to matters or questions arising under such indenture which are not inconsistent with any provision of the indenture, as long as the additional provisions do not adversely affect the interests of the holders in any material respect; or

(11) in the case of the subordinated indenture, to modify the subordination provisions thereof, except in a manner which would be adverse to the holders of subordinated debt securities of any series then outstanding. (Section 11.1 of each such indenture).

Supplemental Indentures with Consent of Holders. If we receive the consent of the holders of at least a majority in principal amount of the outstanding debt securities of each series affected, we may enter into supplemental indentures with the trustee for the purpose of adding any provisions to or changing in any manner or eliminating any of the provisions of each indenture or of modifying in any manner the rights of the holders under the indenture of such debt securities and coupons, if any.

However, unless we receive the consent of all of the affected holders, we may not enter into supplemental indentures that would, with respect to the debt securities of such holders:

(1) conflict with the required provisions of the Trust Indenture Act;

(2) except as described in any prospectus supplement:

•	change the stated maturity of the principal of, or installment of interest, if any, on, any debt security,

•	reduce the principal amount thereof or the interest thereon or any premium payable upon redemption thereof; provided, however, that a requirement to offer to repurchase debt securities will not be deemed a redemption for this purpose,

•	change the stated maturity of or reduce the amount of any payment to be made with respect to any coupon,

•	change the currency or currencies in which the principal of, and premium, if any, or interest on such debt security is denominated or payable,

•	reduce the amount of the principal of a discount security that would be due and payable upon a declaration of acceleration of the maturity thereof or reduce the amount of, or postpone the date fixed for, any payment under any sinking fund or analogous provisions for any debt security,

•	impair the right to institute suit for the enforcement of any payment on or after the stated maturity thereof, or, in the case of redemption, on or after the redemption date,

•	limit our obligation to maintain a paying agency outside the United States for payment on bearer securities, or

•	adversely affect the right to convert any debt security into shares of our common stock if so provided;

(3) reduce the requirement for majority approval of supplemental indentures, or for waiver of compliance with certain provisions of either indenture or certain defaults; or

(4) modify any provisions of either indenture relating to waiver of past defaults with respect to that series, except to increase any such percentage or to provide that certain other provisions of such indenture cannot be modified or waived without the consent of the holders of each such debt security of each series affected thereby. (Section 11.2 of each indenture).

It is not necessary for holders of the debt securities to approve the particular form of any proposed supplemental indenture, but it is sufficient if the holders approve the substance thereof. (Section 11.2 of each indenture).

A supplemental indenture which changes or eliminates any covenant or other provision of the indenture to which it relates with respect to one or more particular series of debt securities and coupons, if any, or which modifies the rights of the holders of debt securities or any coupons of such series with respect to such covenant or other provision, will be deemed not to affect the rights under such indenture of the holders of debt securities and coupons, if any, of any other series. (Section 11.2 of each indenture). If the changes contained in a supplemental indenture are so significant as to involve the offering of a new security, then we will file a new registration statement covering the issuance of such debt securities and containing the revised indenture.

Subordination under the Subordinated Indenture

In the subordinated indenture, we have covenanted and agreed that any subordinated debt securities issued thereunder are subordinated and junior in right of payment to all present and future senior indebtedness to the extent provided in the subordinated indenture. (Section 17.1 of the subordinated indenture). Unless otherwise indicated in the applicable prospectus supplement, the subordinated indenture defines the term “senior indebtedness” with respect to each respective series of subordinated debt securities, to mean the principal, premium, if any, and interest on:

•	all indebtedness of TALX, whether outstanding on the date of the issuance of subordinated debt securities or thereafter created, incurred or assumed, which is for money borrowed, or which is evidenced by a note or similar instrument given in connection with the acquisition of any business, properties or assets, including securities;

•	any indebtedness of others of the kinds described in the preceding clause for the payment of which we are responsible or liable as guarantor or otherwise; and

•	amendments, modifications, renewals, extensions, deferrals and refundings of any such indebtedness.

The senior indebtedness will continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of the senior indebtedness or extension or renewal of the senior indebtedness. Unless otherwise indicated in the applicable prospectus supplement, notwithstanding anything to the contrary in the foregoing, senior indebtedness will not include (A) indebtedness incurred for the purchase of goods or materials or for services obtained in the ordinary course of business and (B) any indebtedness which by its terms is expressly made pari passu, or equal in rank and payment, with or subordinated to the applicable debt securities. (Section 17.2 of the subordinated indenture).

Unless otherwise indicated in the applicable prospectus supplement, no direct or indirect payment, in cash, property or securities, by setoff or otherwise, shall be made or agreed to be made on account of the subordinated debt securities or interest thereon or in respect of any repayment, redemption, retirement, purchase or other acquisition of subordinated debt securities, if:

•	TALX defaults in the payment of any principal, or premium, if any, or interest on any senior indebtedness, whether at maturity or at a date fixed for prepayment or declaration or otherwise; or

•	an event of default occurs with respect to any senior indebtedness permitting the holders to accelerate the maturity and written notice of such event of default, requesting that payments on subordinated debt securities cease, is given to TALX by the holders of senior indebtedness, unless and until such default in payment or event of default has been cured or waived or ceases to exist. (Section 17.4 of the subordinated indenture).

Unless otherwise indicated in the applicable prospectus supplement, all present and future senior indebtedness, including, without limitation, interest accruing after the commencement of any proceeding described below, assignment or marshaling of assets, shall first be paid in full before any payment or distribution, whether in cash, securities or other property, shall be made by TALX on account of subordinated debt securities in the event of:

•	any insolvency, bankruptcy, receivership, liquidation, reorganization, readjustment, composition or other similar proceeding relating to TALX, its creditors or its property;

•	any proceeding for the liquidation, dissolution or other winding-up of TALX, voluntary or involuntary, whether or not involving insolvency or bankruptcy proceedings;

•	any assignment by TALX for the benefit of creditors; or

•	any other marshaling of the assets of TALX. (Section 17.3 of the subordinated indenture).

Unless otherwise indicated in the applicable prospectus supplement, in any such event, payments or distributions which would otherwise be made on subordinated debt securities will generally be paid to the holders of senior indebtedness, or their representatives, in accordance with the priorities existing among these creditors at that time until the senior indebtedness is paid in full. Unless otherwise indicated in the applicable prospectus supplement, if the payments or distributions on subordinated debt securities are in the form of TALX’s securities or those of any other corporation under a plan of reorganization or readjustment and are subordinated to outstanding senior indebtedness and to any securities issued with respect to such senior indebtedness under a plan of reorganization or readjustment, they will be made to the holders of the subordinated debt securities (Section 17.3 of the subordinated indenture). No present or future holder of any senior indebtedness will be prejudiced in the right to enforce the subordination of subordinated or debt securities by any act or failure to act on the part of TALX. (Section 17.9 of the subordinated indenture).

Senior indebtedness will only be deemed to have been paid in full if the holders of such indebtedness have received cash, securities or other property which is equal to the amount of the outstanding senior indebtedness. After payment in full of all present and future senior indebtedness, holders of subordinated debt securities will be subrogated to the rights of any holders of senior indebtedness to receive any further payments or distributions that are applicable to the senior indebtedness until all the subordinated debt securities are paid in full. In matters between holders of subordinated debt securities and any other type of TALX’s creditors, any payments or distributions that would otherwise be paid to holders of senior debt securities and that are made to holders of subordinated debt securities because of this subrogation will be deemed a payment by TALX on account of senior indebtedness and not on account of subordinated debt securities. (Section 17.7 of the subordinated indenture).

The subordinated indenture provides that the foregoing subordination provisions may be changed, except in a manner which would be adverse to the holders of subordinated debt securities of any series then outstanding. (Sections 11.1 and 11.2 of the subordinated indenture). The prospectus supplement relating to such subordinated debt securities would describe any such change.

The prospectus supplement delivered in connection with the offering of a series of subordinated debt securities will set forth a more detailed description of the subordination provisions applicable to any such debt securities.

If this prospectus is being delivered in connection with the offering of a series of subordinated debt securities, the accompanying prospectus supplement or information incorporated by reference will set forth the approximate amount of indebtedness senior to such subordinated indebtedness outstanding as of a recent date. The subordinated indentures place no limitation on the amount of additional senior indebtedness that may be incurred by TALX. TALX expects from time to time to incur additional indebtedness constituting senior indebtedness. At June 30, 2005, we had a carrying value of approximately $74.9 million of indebtedness under our credit facilities. Any indebtedness of our subsidiaries would effectively rank senior to all of TALX’s senior and subordinated debt securities.

Option to Extend Interest Payment Period on Subordinated Debt Securities

If indicated in the applicable prospectus supplement, we will have the right, as long as no event of default under the applicable series of subordinated debt securities has occurred and is continuing, at any time and from time to time during the term of the series of such securities to defer the payment of interest on one or more series of subordinated debt securities for the number of consecutive interest payment periods specified in the applicable prospectus supplement, subject to the terms, conditions and covenants, if any, specified in the prospectus supplement, provided that no extension period may extend beyond 20 consecutive quarters of the stated maturity of the subordinated debt securities. Material United States federal income tax consequences and special considerations applicable to these debt securities will be described in the applicable prospectus supplement. Unless otherwise indicated in the applicable prospectus supplement, at the end of the extension period, we will pay all interest then accrued and unpaid together with interest on accrued and unpaid interest compounded at the rate specified for the subordinated debt securities to the extent permitted by applicable law. However, unless otherwise indicated in the applicable prospectus supplement, during the extension period neither we nor any of our subsidiaries may:

•	declare or pay dividends on, make distributions regarding, or redeem, purchase, acquire or make a liquidation payment with respect to, any of our capital stock, other than:

•	dividends or distributions in common stock of the company, or any declaration of a non-cash dividend in connection with the implementation of a shareholder rights plan, or the issuance of a stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto; and

•	purchases of common stock of the company related to the rights under any of the company’s benefit plans for its directors, officers and employees.

•	make any payment of interest, principal or premium, if any, on or repay, repurchase or redeem any debt securities issued by us that rank equally with or junior to the subordinated debt securities; or

•	redeem, purchase or acquire less than all of the outstanding subordinated debt securities of that series.

Prior to the termination of any extension period, as long as no event of default under the applicable indenture has occurred and is continuing, we may further defer payments of interest, subject to the above limitations set forth in this section, by extending the interest payment period; provided, however, that, the extension period, including all previous and further extensions, may not extend beyond the maturity of the subordinated debt securities.

Upon the termination of any extension period and the payment of all amounts then due, we may commence a new extension period, subject to the terms set forth in this section. No interest during an extension period, except at the end of the extension period, will be due and payable, but we may prepay at any time all or any portion of the interest accrued during an extension period. We do not currently intend to exercise our right to defer payments of interest by extending the interest payment period on the debt securities. We will give the holders of the subordinated debt securities notice of our selection of an extension period at least two business days before the earlier of (1) the next succeeding interest payment date or (2) the date upon which we are required to give notice to the Nasdaq National Market, or other applicable self-regulatory organization or exchange, or to holders of such subordinated debt securities of the record or payment date of the related interest payment. (Article XVIII of the subordinated indenture).

Waiver of Certain Covenants

The indentures provide that we will not be required to comply with certain restrictive covenants if the holders of at least a majority in principal amount of each series of outstanding debt securities affected waive compliance with the restrictive covenants. (Section 12.7 of each indenture).

Events of Default

Unless otherwise provided in a prospectus supplement, an event of default with respect to any series of debt securities issued under each of the indentures means:

•	we fail to pay the principal of any note when due, whether or not the payment is prohibited by the indenture’s subordination provisions;

•	we fail to pay any interest (including liquidated damages, if any) on the notes when due and that default continues for 30 days, whether or not the payment is prohibited by the indenture’s subordination provisions;

•	we fail to give the notice that we are required to give if there is a change in control, whether or not the notice is prohibited by the indenture’s subordination provisions;

•	we fail to perform or observe any other term, covenant or agreement contained in the notes or the indenture and that failure continues for 60 days after written notice to us by the trustee or the holders of at least 25% in aggregate principal amount of outstanding notes;

•	certain events of bankruptcy, insolvency or reorganization with respect to us and our significant subsidiaries specified in the indenture for the notes; or

•	any other events which we specify for that series, which will be indicated in the prospectus supplement for that series. (Section 5.1 of each indenture).

Within 90 days after a default in respect of any series of debt securities, the trustee must give to the holders of such series notice of all uncured and unwaived defaults by us known to it. However, except in the case of default in payment, the trustee may withhold such notice if it determines that such withholding is in the interest of such holders. (Section 6.2 of each indenture).

If an event of default occurs and is continuing in respect of any outstanding series of debt securities, the trustee of the senior or subordinated indentures or the holders of at least 25% in principal amount of the outstanding debt securities of that series may declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, such portion of the principal amount as may be specified in the terms of those securities, of all of the debt securities of that series to be due and payable immediately by written notice thereof to us, and to the trustee, if given by the holders of the debt securities. However, with respect to any debt securities issued under the subordinated indenture, the payment of principal and interest on such debt securities shall remain subordinated to the extent provided in Article XVII of the subordinated indenture. In addition, at any time after such a declaration of acceleration but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of outstanding debt securities of that series may, subject to specified conditions, rescind and annul such acceleration if all events of default, other than the non-payment of accelerated principal, or premium, if any, or interest on debt securities of such series have been cured or waived as provided in the indenture. (Section 5.2 of each indenture).

Unless otherwise provided in a prospectus supplement, if an event of default described in the second to last bulleted paragraph above shall occur and be continuing, then the principal amount of all the debt securities outstanding shall be and become due and payable immediately, without notice or other action by any holder or the applicable trustee, to the full extent permitted by law. (Section 5.2 of each indenture).

The holders of a majority in principal amount of the outstanding debt securities of a series, on behalf of the holders of all debt securities of that series, may waive any past default and its consequences, except that they may not waive an uncured default in payment or a default which cannot be waived without the consent of the holders of all outstanding securities of that series. (Section 5.13 of each indenture).

Within four months after the close of each fiscal year, we must file with the trustee a statement, signed by specified officers, stating whether or not such officers have knowledge of any default under the indenture and, if so, specifying each such default and the nature and status of each such default. (Section 12.2 of each indenture).

Subject to provisions in the applicable indenture relating to its duties in case of default, the trustee is not required to take action at the request of any holders of debt securities, unless such holders have offered to the trustee reasonable security or indemnity. (Section 6.3 of each indenture).

Subject to such indemnification requirements and other limitations set forth in the applicable indenture, if any event of default has occurred, the holders of a majority in principal amount of the outstanding debt securities of any series may direct the time, method and place of conducting proceedings for remedies available to the trustee, or exercising any trust or power conferred on the trustee, in respect of such series. (Section 5.12 of each indenture).

Defeasance; Satisfaction and Discharge

Legal or Covenant Defeasance. Each indenture provides that we may be discharged from our obligations in respect of the debt securities of any series, as described below. These provisions will apply to any registered securities that are denominated and payable only in U.S. dollars, unless otherwise specified in a prospectus supplement. The prospectus supplement will describe any defeasance provisions that apply to other types of debt securities. (Section 15.1 of each indenture).

At our option, we may choose either one of the following alternatives:

•	We may elect to be discharged from any and all of our obligations in respect of the debt securities of any series, except for, among other things, certain obligations to register the transfer or exchange of debt securities of such series, to replace stolen, lost or mutilated debt securities of such series, and to maintain paying agencies and certain provisions relating to the treatment of funds held by the trustee for defeasance. We refer to this as “legal defeasance.”

•	Alternatively, we may omit to comply with any covenants which may be set forth in the applicable prospectus supplement, and any omission to comply with those covenants will not constitute a default or an event of default with respect to the debt securities of that series. We refer to this as “covenant defeasance.”

In either case, we will be so discharged upon the deposit with the trustee, in trust, of money and/or U.S. Government Obligations that, through the payment of interest and principal in accordance with their terms, will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay and discharge each installment of principal, including any mandatory sinking fund payments, premium, if any, and interest on the debt securities of that series on the stated maturity of those payments in accordance with the terms of the indenture and those debt securities. This discharge may occur only if, among other things, we have delivered to the trustee an opinion of counsel or an Internal Revenue Service ruling to the effect that the holders of the debt securities of that series will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance. (Section 15.2 of each indenture).

In addition, with respect to the subordinated indenture, in order to be discharged, no event or condition shall exist that, pursuant to certain provisions described under “—Subordination under the Subordinated Indenture” above, would prevent us from making payments of principal of, and premium, if any, and interest on subordinated debt securities and coupons at the date of the irrevocable deposit referred to above. (Section 15.2 of the subordinated indenture).

Covenant Defeasance and Events of Default. In the event we exercise our option to effect covenant defeasance with respect to any series of debt securities and the debt securities of that series are declared due and payable because of the occurrence of any event of default, the amount of money and/or U.S. Government Obligations on deposit with the trustee will be sufficient to pay amounts due on the debt securities of that series at the time of their stated maturity but may not be sufficient to pay amounts due on the debt securities of that series at the time of the acceleration resulting from the event of default. However, we will remain liable for those payments.

“U.S. Government Obligations” means securities which are (1) direct obligations of the United States for the payment of which its full faith and credit is pledged, or (2) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States, which, in either case, are not callable or redeemable at the option of the issuer thereof, and will also include a depository receipt issued by a bank or trust company as custodian with respect to any such U.S. Government Obligation or a specific payment of interest on or principal of any such U.S. Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that, except as required by law, such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the U.S. Government Obligation or the specific payment of interest on or principal of the U.S. Government Obligation evidenced by such depository receipt. (Section 15.2 of each indenture).

We may exercise our legal defeasance option even if we have already exercised our covenant defeasance option. (Section 15.2 of each indenture).

There may be additional provisions relating to defeasance which we will describe in the applicable prospectus supplement. (Section 15.1 of each indenture).

Conversion or Exchange

Any series of the senior debt securities may be convertible or exchangeable into common or preferred stock or other debt securities registered under the registration statement relating to this prospectus. The specific terms and conditions on which such debt securities may be so converted or exchanged will be set forth in the applicable prospectus supplement. Those terms may include the conversion or exchange price, provisions for conversion or exchange, either mandatory, at the option of the holder, or at our option, whether we have an option to convert debt securities into cash, rather than common stock, and provisions under which the number of shares of common or preferred stock or other securities to be received by the holders of debt securities would be calculated as of a time and in the manner stated in the applicable prospectus supplement. (Section 16.1 of each indenture).

Notices to Registered Holders

Notices to registered holders of debt securities will be sent by mail to the addresses of those holders as they appear in the security register. (Section 1.5 of each indenture).

Replacement of Securities

We will replace any mutilated debt security at the expense of the holder upon surrender of the mutilated debt security to the trustee in the circumstances described in the indenture. We will replace debt securities that are destroyed, stolen or lost at the expense of the holder upon delivery to the trustee of evidence of the destruction, loss or theft of the debt securities satisfactory to us and to the trustee in the circumstances described in the indenture. In the case of a destroyed, lost or stolen debt security, an indemnity satisfactory to the trustee and us may be required at the expense of the holder of the debt security before a replacement debt security will be issued. (Section 3.6 of each indenture).

Governing Law

The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York. (Section 1.11 of each indenture).

Regarding the Trustee

We will designate the trustee under the senior and subordinated indentures in a prospectus supplement. From time to time, we may enter into banking or other relationships with any of such trustees or their affiliates.

There may be more than one trustee under each indenture, each with respect to one or more series of debt securities. (Section 1.1 of each indenture). Any trustee may resign or be removed with respect to one or more series of debt securities, and a successor trustee may be appointed to act with respect to such series. (Section 6.10 of each indenture).

If two or more persons are acting as trustee with respect to different series of debt securities, each trustee will be a trustee of a trust under the indenture separate from the trust administered by any other such trustee. Except as otherwise indicated in this prospectus or in an applicable prospectus supplement, any action to be taken by the trustee may be taken by each such trustee with respect to, and only with respect to, the one or more series of debt securities for which it is trustee under the indenture. (Sections 1.1 and 6.10 of each indenture).

Book-Entry Debt Securities

Unless otherwise indicated in the prospectus supplement, The Depository Trust Company, or DTC, will act as securities depository for the debt securities. The debt securities will be issued as fully-registered securities in the name of Cede & Co. or such other name as may be requested by an authorized representative of DTC. This means that certificates will not be issued to each holder of debt securities. One fully-registered security certificate will be issued for each debt security, each in the aggregate principal amount of such security and will be deposited with DTC.

Purchases of debt securities under the DTC system must be made by or through participants (for example, your broker) who will receive credit for the securities on DTC’s records. The ownership interest of each actual purchaser of each debt security will be recorded on the records of the participant. Beneficial owners of the debt securities will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the debt securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the debt securities except in the event that use of the book-entry system for the debt securities is discontinued.

To facilitate subsequent transfers, all debt securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of debt securities with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the debt securities; DTC’s records reflect only the identity of the participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to participants and by participants to beneficial owners will be governed by arrangements among them, subject to statutory or regulatory requirements as may be in effect from time to time.

Proceeds, distributions or other payments on the debt securities will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such participant and not DTC or TALX, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC may discontinue providing its services as depository with respect to the debt securities at any time by giving reasonable notice to us. Under such circumstances, in the event that a successor depository is not obtained, certificates representing the debt securities are required to be printed and delivered. We may decide to discontinue use of the system of book-entry transfers through DTC, or successor depository. In that event, certificates representing the debt securities will be printed and delivered.

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 2 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues and money market instruments from over 85 countries that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC is owned by a number of participants of DTC and members of the national Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable.

DESCRIPTION OF CAPITAL STOCK OF TALX CORPORATION

General

Our authorized capital stock consists of 30,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. As of July 29, 2005, there were 21,125,774 shares of common stock outstanding and no shares of preferred stock outstanding. Under our restated articles of incorporation, without action by our shareholders, we may issue shares of common or preferred stock from time to time for such consideration in an amount which is not less than any applicable par value as determined by our board of directors and all of those shares will be deemed fully paid and nonassessable after payment for those shares. Our board of directors recently adopted a resolution to amend our restated articles of incorporation to increase the authorized number of shares of common stock by 45,000,000 shares to 75,000,000 shares of common stock. In accordance with Missouri law, we have submitted this proposal to our shareholders for their approval at the 2005 Annual Meeting of Shareholders. As required by SEC rules governing the solicitation of proxies, we have filed definitive written proxy materials with the SEC and mailed them to our shareholders on or about July 25, 2005, and nothing in this prospectus constitutes a solicitation for any proxy or a written proxy statement in connection with the 2005 Annual Meeting of Shareholders or any other meeting of our shareholders.

The following is a summary of the material terms of our capital stock and certain provisions of our articles of incorporation, bylaws and some relevant provisions of the General and Business Corporation Law of Missouri, which we refer to as the Missouri law. Since the terms of our articles of incorporation, bylaws, and the Missouri law are more detailed than the general information provided below, you should only rely on the actual provisions of those documents and the Missouri law because they, and not the summaries, define your rights as a shareholder. If you would like to read our articles of incorporation or bylaws, they are on file with the SEC, as described under the heading “Where You Can Find More Information” beginning on page 51.

Common Stock

Holders of shares of our common stock vote as a single class on all matters submitted to a vote of the shareholders, including the election of directors, with each share of common stock entitled to one vote. There are no preemptive rights or cumulative voting rights of holders of the common stock, so no shares of common stock carry, and no holder or owner of shares shall have, any preferential or preemptive right to acquire any additional shares of stock or any other security of TALX or any right to vote cumulatively in the election of directors or for any other purpose.

Holders of common stock on the applicable record date are entitled to share ratably in such dividends, if any, as may be declared from time to time by the board of directors out of the funds legally available therefor, subject to the rights of the holders of any series of preferred stock. Our loan agreement currently restricts our ability to pay more than $0.06 per share per quarter, up to a maximum of $7.5 million of cash dividends per fiscal year. We cannot assure you that we will be able to obtain a waiver or enter into an amendment to permit payment of cash dividends in excess of these limits, or that any other credit facilities we may enter into in the future will not have similar or more restrictive limitations than those contained in our current loan agreement. We expect to incur additional expenses in connection with seeking any such waiver, amendment, modification or replacement. Upon the liquidation, dissolution or winding up of TALX, each holder of common stock will be entitled to share ratably in any distribution of our assets, after the payment of all debts and any liabilities, subject to any superior rights of the holders of any outstanding shares of preferred stock.

We may issue additional shares of authorized common stock without shareholder approval, subject to applicable rules of the Nasdaq National Market. Any such shares may be original issue or treasury shares.

Options and Warrants

1994 Stock Option Plan. On August 31, 1994, we adopted a stock option plan, which succeeded an earlier plan, and which was amended and restated in July 1996 and further amended in September 1998 and September 2000 (the “1994 Stock Option Plan”), in each case with the approval of shareholders. Under the 1994 Stock Option Plan, our board of directors may from time to time grant options to purchase up to 4,573,800 shares (after giving effect to all stock dividends and splits) of common stock to certain key employees, who will be designated by a committee selected to administer the plan; 592,014 shares were available for future grants as of July 29, 2005. Currently, we have only reserved a sufficient number of shares of common stock for issuance under outstanding options. The remaining shares are not currently reserved for issuance and therefore can be used for other purposes, including the shares of common stock that would be offered under any applicable prospectus supplement. The purchase price of stock options will not be less than fair market value (110% of fair market value in the case of 10% shareholders), in the case of incentive stock options, or as determined by the committee in the case of non-qualified stock options. The purchase price may be paid in cash or, in the discretion of the committee, shares of common stock. Option terms will not be more than ten years (five years in the case of incentive stock options awarded to 10% shareholders). Options vest ratably over five years from the date of grant; provided, that except in the case of death, disability or termination of employment, no option may be exercised at any time unless the optionee is then an employee or an officer or director of the Company or a subsidiary and has been so continuously since the granting of the option. Notwithstanding the foregoing limitations, in the event of a Change in Control (as defined in the 1994 Stock Option Plan), options will become immediately exercisable and remain exercisable during the term thereof, notwithstanding a subsequent termination within twelve months of the date of the Change in Control. Unless earlier terminated by our board, the 1994 Stock Option Plan will terminate on July 15, 2006.

1996 Employee Stock Purchase Plan. In July 1996, we established the 1996 Employee Stock Purchase Plan, which was amended in September 1998 and September 2000 and amended and restated in May 2001 (the “1996 Employee Stock Purchase Plan” or “ESPP”), with the approval of shareholders, to provide our employees with an opportunity to purchase common stock through payroll deductions through periodic offerings to be made during the period from January 1, 1997 to December 31, 2006. A total of 1,361,250 shares (after giving effect to all stock dividends and splits) of common stock are issuable under the ESPP, and 909,778 of such shares have been issued under the ESPP as of July 29, 2005. Although issuable under the ESPP, the remaining 451,472 shares are not currently reserved for such issuance and therefore can be used for other purposes, including the shares of common stock that would be offered under any applicable prospectus supplement. The ESPP is intended to qualify as an employee stock purchase plan within the meaning of Section 423 of the Internal Revenue Code.

We generally make one or more periodic offerings, each offering to last three months, provided that a committee of the board of directors will have the power to change the duration without shareholder approval, to participating employees to purchase stock under the ESPP. Employees will participate in the ESPP through authorized payroll deductions, which must exceed $20.00 per month but may not exceed 15% of the compensation such employee receives during each offering period or $25,000 in value of stock per year. Amounts withheld from payroll are applied at the end of each offering period to purchase shares of common stock. If a participant ceases his or her payroll deductions, the committee that administers the ESPP may return any cash remaining in the participant’s account to the participant or allow such cash to remain in such account to be applied to the purchase of shares at the end of the then current offering period. The purchase price of the common stock is equal to 85% of the lower of (i) the market price of common stock at the beginning of the applicable offering period or (ii) the market price of common stock at the end of each offering period. The committee that administers the ESPP may impose reasonable administrative fees on participants to defray the costs of administering the ESPP. Fees imposed may not exceed the actual administrative costs of the ESPP.

Outside Directors’ Plan. In July 1996, we adopted our Outside Directors’ Stock Option Plan (the “Outside Directors’ Plan”), which we amended in May 2001 and September 2004. Under the Outside

Directors’ Plan, each non-employee director receives each year an option to purchase 2,500 shares of our common stock at an exercise price equal to the fair market value of the common stock on the grant date. The options have a term of six years and become exercisable one year after date of grant, provided that no option may be exercised at any time unless the participant is then an outside director and has been so continuously since the granting of the option (except as described below), and provided further that upon a Change in Control (as defined in the Outside Directors’ Plan), the options will become immediately exercisable.

Unexercised options will expire upon the termination of a participant’s service as a director of the Company, unless such termination was by reason of death or disability or subsequent to a Change in Control, in which case the personal representative of the participant may exercise any or all of the participant’s unexercised unexpired options (provided such exercise occurs within 12 months of the date of the participant’s death or termination) or, in the case of a Change in Control, the participant may exercise any or all of the participant’s unexercised unexpired options but not after the term of such options.

At our annual meeting of shareholders in September 2004, the shareholders ratified an amendment to the Outside Directors’ Plan. The amended plan permits awards to non-employee directors of up to an aggregate of 12,000 shares of restricted stock per year. Shares of restricted stock are awarded only upon the recommendation of the Compensation Committee, subject to approval of the board of directors. The Compensation Committee’s recommendation is discretionary, based on the individual performance and participation of each eligible director. Under the amended plan, 75,000 shares are allocated for awards of restricted stock. Pursuant to the Outside Directors’ Plan, shares of restricted stock vest evenly on an annual basis over a period of three years. Unvested shares of restricted stock will be forfeited upon the termination of a participant’s service as a director, unless termination was by reason of death or disability or subsequent to a Change in Control, in which case any unvested shares of restricted stock will automatically vest. Terms of particular awards of restricted stock under the Outside Directors’ Plan will be determined by the Board of Directors in connection with the granting of the award, and there can be no assurance that future awards will be subject to similar terms and conditions as other awards, except as set forth in the Outside Directors’ Plan.

A total of 292,800 shares of common stock have been authorized for issuance, but are not currently reserved, under the Outside Directors’ Plan (after giving effect to all stock dividends and splits), including the shares of common stock allocated for future awards of restricted stock. A total of 127,383 options had been awarded and 15,000 shares of restricted stock were issued as of July 29, 2005. Currently, we have only reserved a sufficient number of shares of common stock for issuance under outstanding awards. The 150,417 shares at July 29, 2005, authorized but not reserved under the plan, can therefore be used for other purposes, including any shares of common stock that would be offered under any applicable prospectus supplement.

Unless earlier terminated by our board of directors, the Outside Directors’ Plan will terminate on July 15, 2006.

2005 Omnibus Incentive Plan. Our Board of Directors recently approved the 2005 Omnibus Incentive Plan, subject to shareholder approval at the 2005 Annual Meeting of Shareholders. The 2005 Plan is an “omnibus” stock plan permitting a variety of equity programs designed to provide flexibility in implementing equity and cash awards, including incentive stock options, non-qualified stock options, restricted stock grants, unrestricted stock grants, stock appreciation rights, performance units, and cash- and performance-based awards. A maximum of 3,000,000 shares of common stock may be issued and sold under all awards granted under the plan, subject to adjustment under the terms of the plan. A committee of our Board of Directors will administer the plan, and may select as participants any of our employees, any director or any consultant (including potential new hires), as determined by the committee. In general, the committee will have discretion to establish the terms and provisions of awards, provided that the maximum number of shares of common stock that may be subject to stock awards granted to any one participant during any single fiscal year period is 100,000 and in no event will a participant receive a performance unit award valued in excess of $2 million in any one year. If a “change in control” event occurs (as defined in the plan), (i) each outstanding stock option and stock appreciation right, to the extent that it will not otherwise have become vested and exercisable, will automatically become fully and immediately vested and exercisable, without regard to any otherwise applicable vesting requirement, (ii) each restricted stock award will become fully and immediately vested and all forfeiture and transfer restrictions thereon, and all of the Company’s repurchase rights with respect to such restricted shares, will lapse, and (iii) each outstanding performance unit award will become immediately and fully vested and payable. The plan will terminate on May 10, 2015.

If shareholders approve the 2005 Plan, it will replace the 1994 Stock Option Plan and the Outside Directors’ Stock Option Plan, and no future awards will be made under those plans, which we refer to as the “Former Plans.” Except for shares of common stock issuable pursuant to outstanding awards, whether or not vested, shares of common stock available under the Former Plans will no longer be available for issuance under the Former Plans, and no shares of common stock forfeited or canceled under the Former Plans will be available for grants under the plan.

As required by SEC rules governing the solicitation of proxies, we have filed definitive written proxy materials (including a copy of the 2005 Plan) with the SEC and mailed them to our shareholders on or about July 25, 2005, and nothing in this prospectus constitutes a solicitation for any proxy or a written proxy statement in connection with the 2005 Annual Meeting of Shareholders or any other meeting of our shareholders.

AGE Investments Warrant. In May 1999, we entered into an agreement with A.G. Edwards & Sons, Inc. under which they provided us strategic advisory services. Pursuant to that agreement, we issued to AGE Investments, Inc., an affiliate of A.G. Edwards & Sons, Inc., a warrant to purchase a total of 68,062 shares (after anti-dilution adjustments) of our common stock at an exercise price of $3.21 per share. The warrant remained unexercised as of June 30, 2005 and expires on May 7, 2007. The warrant provides AGE Investments with certain registration rights, including “piggy-back rights,” subject to certain conditions and with certain exceptions, pursuant to which it is acting as selling shareholder under the registration statement of which this prospectus forms a part. See “Selling Shareholder.”

Strategic Alliance. Effective November 1, 2000, we entered into a sales and operations cooperation agreement with a provider of HR business process outsourcing services, or “HRO,” which we amended and restated in October 2002. Under the restated agreement, we entered into a strategic alliance with this leading provider to provide employment verification services to the HRO and its clients. Under the restated agreement, the HRO has agreed to market The Work Number to its clients and to provide us with their clients’ employee data. In exchange for this service, we have agreed to share a percentage of the revenues that we receive through the strategic alliance, and in the event that we receive net revenues from their clients in excess of specified amounts, as defined in the restated agreement, we have agreed to pay a portion of these fees in shares of our common stock, based on a formula. The agreement has a term of eight years with automatic one-year renewal periods if not terminated upon 60 days notice by either party after November 1, 2010. In the event of a default by either of us, the agreement is terminable upon 30 days notice. Unless we have sufficient available and unreserved authorized shares of common stock, we will not be able to issue shares to the HRO under the agreement without first seeking shareholder approval to amend our articles of incorporation to authorize additional shares of available common stock. We do not expect to issue any shares of our common stock under this agreement in fiscal year 2006.

2005 Stock Dividend

On January 5, 2005, our board of directors approved and authorized a three-for-two split of our common stock, effected as a dividend of one share of common stock for every two shares of common stock outstanding, payable on February 17, 2005 to all holders of record on January 20, 2005. We paid cash equal to the fraction of the Nasdaq National Market average high and low bid price on the record date to shareholders instead of any fractional shares that otherwise would be issuable by virtue of the stock dividend. Unless otherwise indicated, the shares of common stock outstanding and reserved under the stock option plans, warrants and employee stock purchase plan set forth above are presented after giving effect to the three-for-two stock split.

Preferred Stock

Our articles of incorporation vest our board of directors with authority to issue up to 5,000,000 shares of preferred stock, par value $0.01 per share, from time to time in one or more series, with such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such rights, if any, as our board of directors may fix from time to time by resolution or resolutions. Our board of directors is expressly authorized to fix or determine:

•	the number of shares constituting such series and the designation of such series;

•	the dividend rate, if any, on the shares of such series of preferred stock and whether and the extent to which any such dividends shall be cumulative or non-cumulative;

•	the relative rights or priority, if any, of payments of any dividends, and the time at which, and the terms and conditions on which, any dividends shall be paid;

•	voting rights, if any, of the holders of the series, and the manner of voting, subject to the Missouri law and our articles of incorporation;

•	the price or prices, times, terms and conditions, if any, upon which the shares of the series may be redeemed or purchased;

•	the rights, if any, and the relative rights of priority, if any, which the holders of shares of the series have in the event of our voluntary or involuntary liquidation, dissolution or winding-up;

•	whether or not the shares of the series are convertible into or exchangeable for other securities of TALX, including shares of our common stock or shares of any other series of our preferred stock, and any provision for future adjustment in the conversion or exchange rate;

•	if a sinking fund will be provided for the purchase or redemption of shares of the series and, if so, to fix the terms and the amount or amounts of the sinking fund; and

•	any other relative powers, preferences and rights, and any qualifications, limitations or restrictions applicable to the series.

Generally, all shares of the same series of preferred stock will be identical and of equal rank except as to the times from which cumulative dividends, if any, on those shares will be cumulative. The shares of different series may differ, including as to rank, as may be provided in our articles of incorporation, or as may be fixed by our board of directors as described above. We may from time to time amend our articles of incorporation to increase or decrease the number of authorized shares of preferred stock.

Our board of directors could, without further vote of the shareholders, use preferred stock to discourage, delay or prevent a change in control or to make the removal of management more difficult. Our board has no current plans, agreements or commitments to issue any shares of preferred stock. The existence of the blank check preferred stock, however, could adversely affect the market price of our common stock.

Before we issue any shares of preferred stock of any class or series, a certificate setting forth a copy of the resolution or resolutions of the board of directors, fixing the voting power, designations, preferences, the relative, participating, optional or other special rights, if any, and the qualifications, limitations and restrictions, if any, appertaining to the shares of preferred stock of such class or series, and the number of shares of preferred stock of such class or series, authorized by the board of directors to be issued will be made and filed in accordance with applicable law. We will describe in the applicable prospectus supplement for any series of preferred stock any sinking fund provisions or any restrictions on the repurchase or redemption of shares while there is any arrearage in the payment of dividends or sinking fund installments.

The material terms of any series of preferred stock being offered by us will be described in the prospectus supplement relating to that series of preferred stock. If so indicated in the prospectus supplement and if permitted by the articles of incorporation and by the Missouri law, the terms of any such series may differ from the terms set forth herein. That prospectus supplement may not restate the amendment to our articles of incorporation or the board resolution that establishes a particular series of preferred stock in its entirety. We urge you to read that amendment or board resolution because it, and not the description in this prospectus or in the prospectus supplement, will define your rights as a holder of preferred stock. The certificate of amendment to our articles of incorporation or board resolution will be filed with the SEC.

Dividend Rights. One or more series of preferred stock may be preferred as to payment of dividends over our common stock or any other stock ranking junior to the preferred stock as to dividends. In that case, before any dividends or distributions on our common stock or stock of junior rank, other than dividends or distributions payable in common stock, are declared and set apart for payment or paid, the holders of shares of each series of preferred stock will be entitled to receive dividends when, as and if declared by our board of directors. We will pay those dividends either in cash, shares of common stock or preferred stock or otherwise, at the rate and on the date or dates indicated in the applicable prospectus supplement. With respect to each series of preferred stock entitled to cumulative dividends, the dividends on each share of that series will be cumulative from the date of issue of the share unless some other date is set forth in the prospectus supplement relating to the series. Accruals of dividends will not bear interest.

Unless we first obtain a waiver, amend or otherwise terminate our loan agreement, we may not make total cash dividend payments in excess of $0.06 per share per fiscal quarter, up to a maximum of $7.5 million per fiscal year. We cannot assure you that we will be able to obtain the necessary waiver or to enter into necessary amendments to permit payment of cash dividends in excess of such limits, or that any other credit facilities we may enter into in the future will not have similar or more restrictive limitations than those contained in our current loan agreement. We expect to incur additional expenses in connection with seeking any such waiver, amendment, modification or replacement.

Rights upon Liquidation. The preferred stock may be preferred over common stock, or any other stock ranking junior to the preferred stock with respect to distribution of assets, as to our assets so that the holders of each series of preferred stock will be entitled to be paid, upon voluntary or involuntary liquidation, dissolution or winding up and before any distribution is made to the holders of common stock or stock of junior rank, the amount set forth in the applicable prospectus supplement. However, in this case the holders of preferred stock may not be entitled to any other or further payment. If upon any liquidation, dissolution or winding up our net assets are insufficient to permit the payment in full of the respective amounts to which the holders of all outstanding preferred stock are entitled, our entire remaining net assets may be distributed among the holders of each series of preferred stock in an amount proportional to the full amounts to which the holders of each series are entitled.

Redemption. All shares of any series of preferred stock will be redeemable, if at all, to the extent set forth in the prospectus supplement relating to the series.

Conversion or Exchange. Shares of any series of preferred stock will be convertible into or exchangeable for shares of common stock or preferred stock or other securities, if at all, to the extent set forth in the applicable prospectus supplement.

Preemptive Rights. No holder of shares of any series of preferred stock will have any preemptive or preferential rights to acquire any additional shares of any class or series of stock, now or hereafter authorized, or any of our other securities, now or hereafter authorized.

Voting Rights. Except as indicated in the applicable prospectus supplement, the holders of voting preferred stock will be entitled to one vote for each share of preferred stock held by them on all matters properly presented to shareholders. Except as otherwise provided in the amendment to our articles of incorporation or the directors’ resolution that creates a specified class of preferred stock, the holders of common stock and the holders of all series of preferred stock will vote together as one class. In addition, currently under the Missouri law, even if shares of a particular class or series of stock are not otherwise entitled to a vote on any matters submitted to the shareholders, amendments to the articles of incorporation which adversely affect those shares require a vote of the class or series of which such shares are a part, including amendments which would:

•	increase or decrease the aggregate number or par value of authorized shares of the class or series;

•	create a new class of shares having rights and preferences prior or superior to the shares of the class or series;

•	increase the rights and preferences, or the number of authorized shares, of any class having rights and preferences prior to or superior to the rights of the class or series; or

•	alter or change the powers, preferences or special rights of the shares of such class or series so as to affect such shares adversely.

A portion of our operations is conducted through our subsidiaries, and thus our ability to pay dividends on any series of preferred stock is dependent on their financial conditions, results of operations, cash requirements and other related factors.

As described under “Description of Depositary Shares of TALX Corporation,” we may, at our option, elect to offer depositary shares evidenced by depositary receipts, each representing an interest, to be specified in the applicable prospectus supplement for the particular series of the preferred stock, in a share of the particular series of the preferred stock issued and deposited with a preferred stock depositary. All shares of preferred stock offered by this prospectus, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

Existing Provisions of the Certificate and Bylaws

Our articles of incorporation and bylaws:

•	provide for a classified board of directors;

•	limit the right of shareholders to remove directors or change the size of the board of directors;

•	limit the right of shareholders to fill vacancies on the board of directors;

•	limit the right of shareholders to call a special meeting of shareholders or propose other actions;

•	require unanimity for shareholders to act by written consent, in accordance with Missouri law;

•	require a higher percentage of shareholders than would otherwise be required under Missouri law to amend, alter, change, or repeal certain provisions of our articles of incorporation;

•	provide that the bylaws may be amended only by the majority vote of the board of directors, and shareholders will not be able to amend the bylaws without first amending the articles of incorporation; and

•	authorize the issuance of preferred stock with any voting powers, designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions of such rights as may be specified by our board of directors, without shareholder approval.

These provisions may discourage certain types of transactions that involve an actual or threatened change of control of TALX.

Size of Board

Our articles of incorporation provide that the number of directors will be fixed by our bylaws; provided that the bylaws must provide for three or more directors. Our bylaws provide for a board of directors of at least three directors and permit the board of directors to set the number of directors from time to time. In accordance with our bylaws, our board of directors has fixed the number of directors at six. Our articles of incorporation further provide that our bylaws may be amended only by majority vote of our entire board of directors.

Election of Directors

In order for shareholders to nominate a candidate for director, our bylaws require that they give timely notice to us in advance of the meeting. Ordinarily, notice must be given not less than 90 days nor more than 120 days before the first anniversary of the preceding year’s annual meeting (provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder to be timely must be so delivered and received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made). In certain cases, notice may be delivered later if the number of directors to be elected to the board of directors is increased. The notice must describe various matters as specified in our bylaws, including the nominee’s name, address, occupation, and shares held. Our articles of incorporation do not permit cumulative voting in the election of directors. Accordingly, the holders of a majority of the then outstanding shares of common stock can elect all the directors of the class then being elected at that meeting of shareholders.

Classified Board

Our articles of incorporation and bylaws provide that our board will be divided into three classes, with the classes to be as nearly equal in number as possible, and that one class shall be elected each year and serve for a three-year term.

Removal of Directors

Missouri law provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, the holders of a majority of the corporation’s voting stock may remove any director from office. Our articles of incorporation provide that shareholders may remove a director with “cause” and with the approval of the holders of 85% of our outstanding shares of capital stock. Our board of directors may remove a director, with or without cause, only in the event the director fails to meet the qualifications stated in the bylaws for election as a director or in the event the director is in breach of any agreement between such director and us relating to such director’s service as our director or employee.

Filling Vacancies

Missouri law further provides that, unless a corporation’s articles of incorporation or bylaws provide otherwise, all vacancies on a corporation’s board of directors, including any vacancies resulting from an increase in the number of directors, may be filled by the vote of a majority of the remaining directors even if that number is less than a quorum. Our articles of incorporation provide that, subject to the rights, if any, of the holders of any class of preferred stock then outstanding and except as described below, only the vote of a majority of the remaining directors may fill vacancies.

Limitations on Shareholder Action by Written Consent

Missouri law provides that any action by written consent of shareholders in lieu of a meeting must be unanimous.

Limitations on Calling Shareholder Meetings

Under our articles of incorporation and bylaws, special meetings of shareholders may be called only by a majority vote of our entire board of directors, our chairman of the board or our president.

Limitations on Proposals of Other Business

In order for shareholders to bring a proposal before a shareholder meeting, our bylaws require that shareholders give timely notice to us in advance of the meeting. Ordinarily, notice must be given at least 90 days but not more than 120 days before the meeting (provided, however, that in the event that (i) no annual meeting was held in the previous year or (ii) the date of the annual meeting is advanced by more than thirty (30) days or delayed by more than sixty (60) days from such anniversary date, notice by the shareholder to be timely must be so delivered and received not earlier than 120 days prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made). The notice must include a description of the proposal, the reasons for the proposal, and other matters specified in our bylaws. The board or presiding officer at the meeting may reject any proposals that are not made in accordance with these procedures or that are not a proper subject for shareholder action in accordance with the provisions of applicable law.

Amendment of Articles

Our articles of incorporation may be amended by the affirmative vote of the holders of shares representing a majority of the votes entitled to be cast on the amendment, except that 85% of all of the outstanding shares of capital stock then entitled to vote generally in the election of directors, voting together as a single class, is required to amend, alter, change or repeal, or adopt any provision inconsistent with the provisions relating to directors, bylaw amendment, indemnification or amendment of our articles of incorporation.

Anti-Takeover Effects of Provisions

The classification of directors, the inability to vote shares cumulatively, the advance notice requirements for nominations, and the provisions in our articles of incorporation that limit the ability of shareholders to increase the size of our board or to remove directors and that permit the remaining directors to fill any vacancies on our board make it more difficult for shareholders to change the composition of our board. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in our board would benefit us and our shareholders and whether or not a majority of our shareholders believes that the change would be desirable.

The provision of Missouri law and our bylaws which requires unanimity for shareholder action by written consent gives all our shareholders entitled to vote on a proposed action the opportunity to participate in the action and prevents the holders of a majority of the voting power of TALX from using the written consent procedure to take shareholder action. The bylaw provision requiring advance notice of other proposals may make it more difficult for shareholders to take action opposed by the board. Moreover, a shareholder cannot force a shareholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of shareholders.

These provisions make it more difficult and time-consuming to obtain majority control of our board of directors or otherwise bring a matter before our shareholders without our board’s consent, and thus reduce our vulnerability to an unsolicited takeover proposal. We believe that these provisions enable us to develop our business in a manner which will foster our long-term growth, by reducing to the extent practicable the threat of a takeover not in the best interests of TALX and our shareholders and the potential disruption entailed by the threat. On the other hand, these provisions may adversely affect the ability of shareholders to influence the governance of TALX and the possibility that shareholders would receive a premium above market price for their securities from a potential acquirer who is unfriendly to management. The provisions requiring an 85% vote of shareholders for amendments to certain provisions of our articles of incorporation have the effect of limiting the ability of shareholders and others to change the terms of our articles of incorporation and to change control of TALX.

Missouri Statutory Provisions

Missouri law also contains certain provisions which may have an anti-takeover effect and otherwise discourage third parties from effecting transactions with us, including control share acquisition and business combination statutes.

Business Combination Statute

Missouri law contains a “business combination statute” which restricts certain “business combinations” between us and an “interested shareholder,” or affiliates of the interested shareholder, for a period of five years after the date of the transaction in which the person becomes an interested shareholder, unless either such transaction or the interested shareholder’s acquisition of stock is approved by our board of directors on or before the date the interested shareholder obtains such status.

The statute also prohibits business combinations after the five-year period following the transaction in which the person becomes an interested shareholder unless the business combination or purchase of stock prior to becoming an interested shareholder is approved by our board of directors prior to the date the interested shareholder obtains such status.

The statute also provides that, after the expiration of such five-year period, business combinations are prohibited unless:

•	the holders of a majority of the outstanding voting stock, other than the stock owned by the interested shareholder, approve the business combination; or

•	the business combination satisfies certain detailed fairness and procedural requirements.

A “business combination” includes a merger or consolidation, some sales, leases, exchanges, pledges and similar dispositions of corporate assets or stock and any reclassifications or recapitalizations that increase the proportionate voting power of the interested shareholder. An “interested shareholder” generally means any person who, together with his or her affiliates and associates, owns or controls 20% or more of the outstanding shares of the corporation’s voting stock.

A Missouri corporation may opt out of coverage by the business combination statute by including a provision to that effect in its governing corporate documents. We have not done so.

The business combination statute may make it more difficult for a 20% beneficial owner to effect other transactions with us and may encourage persons that seek to acquire us to negotiate with our board prior to acquiring a 20% interest. It is possible that such a provision could make it more difficult to accomplish a transaction which shareholders may otherwise deem to be in their best interest.

Control Share Acquisition Statute

Missouri also has a “control share acquisition statute.” This statute may limit the rights of a shareholder to vote some or all of his shares. A shareholder whose acquisition of shares results in that shareholder having voting power, when added to the shares previously held by him, to exercise or direct the exercise of more than a specified percentage of our outstanding stock (beginning at 20%), will lose the right to vote some or all of his shares in excess of such percentage unless the shareholders approve the acquisition of such shares.

In order for the shareholders to grant approval, the acquiring shareholder must meet disclosure requirements specified in the statute. In addition, a majority of the outstanding shares entitled to vote must approve the acquisition. Furthermore, a majority of the outstanding shares entitled to vote, but excluding all “interested shares,” such as shares held by the acquiring shareholder or employee directors and officers, must approve the acquisition.

Not all acquisitions of shares constitute control share acquisitions. The following acquisitions do not constitute control share acquisitions:

•	good faith gifts;

•	transfers in accordance with wills or the laws of descent of distribution;

•	purchases made in connection with an issuance by us;

•	purchases by any compensation or benefit plan;

•	the conversion of debt securities;

•	acquisitions pursuant to a binding contract whereby the holders of shares representing at least two-thirds of our voting power agree to sell their shares to the acquirer, provided that such holders act simultaneously and the transaction is not pursuant to or in connection with a tender offer;

•	acquisitions pursuant to the satisfaction of a pledge or other security interest created in good faith;

•	mergers involving us which satisfy other specified requirements of the Missouri law;

•	transactions with a person who owned a majority of our voting power within the prior year; or

•	purchases from a person who previously satisfied the requirements of the control share statute, so long as the acquiring person does not have voting power after the ownership in a different ownership range than the selling shareholder prior to the sale.

A Missouri corporation may opt out of coverage by the control share acquisition statute by including a provision to that effect in its governing corporate documents. We have not opted out of the control share acquisition statute.

Take-Over Bid Disclosure Statute

Missouri’s “take-over bid disclosure statute” requires that, under some circumstances, before making a tender offer that would result in the offeror acquiring control of us, the offeror must file specified disclosure materials with the Commissioner of the Missouri Department of Securities.

Transfer Agent and Registrar

Mellon Investor Services LLC, Ridgefield Park, New Jersey, is the registrar and transfer agent for our common stock. Our common stock is quoted in the Nasdaq National Market under the symbol “TALX.”

DESCRIPTION OF DEPOSITARY SHARES OF TALX CORPORATION

The description of certain provisions of any deposit agreement and any related depositary shares and depositary receipts in this prospectus and in any prospectus supplement are summaries of the material provisions of that deposit agreement and of the depositary shares and depositary receipts. These descriptions do not restate those agreements and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as a holder of the depositary shares. For more information, please review the form of deposit agreement and form of depositary receipts relating to each series of the preferred stock, which will be filed with the SEC promptly after the offering of that series of preferred stock and will be available as described under the heading “Where You Can Find More Information” beginning on page 51.

General

We may elect to have shares of preferred stock represented by depositary shares. The shares of any series of the preferred stock underlying the depositary shares will be deposited under a separate deposit agreement between us and a bank or trust company that we select. The prospectus supplement relating to a series of depositary shares will set forth the name and address of this preferred stock depositary. Subject to the terms of the deposit agreement, each owner of a depositary share will be entitled, proportionately, to all the rights, preferences and privileges of the preferred stock represented by such depositary share, including dividend, voting, redemption, conversion, exchange and liquidation rights. As of the date of this prospectus, there are no depositary shares outstanding.

The depositary shares will be evidenced by depositary receipts issued pursuant to the deposit agreement, each of which will represent the applicable interest in a number of shares of a particular series of the preferred stock described in the applicable prospectus supplement.

A holder of depositary shares will be entitled to receive the shares of preferred stock, but only in whole shares of preferred stock, underlying those depositary shares. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the whole number of shares of preferred stock to be withdrawn, the depositary will deliver to that holder at the same time a new depositary receipt for the excess number of depositary shares.

Dividends and Other Distributions

The preferred stock depositary will distribute all cash dividends or other cash distributions in respect of the series of preferred stock represented by the depositary shares to the record holders of depositary receipts in proportion, to the extent possible, to the number of depositary shares owned by those holders. The depositary, however, will distribute only the amount that can be distributed without attributing to any depositary share a fraction of one cent, and any undistributed balance will be added to and treated as part of the next sum received by the depositary for distribution to record holders of depositary receipts then outstanding.

If there is a distribution other than in cash in respect of the preferred stock, the preferred stock depositary will distribute property received by it to the record holders of depositary receipts in proportion, insofar as possible, to the number of depositary shares owned by those holders, unless the preferred stock depositary determines that it is not feasible to make such a distribution. In that case, the preferred stock depositary may, with our approval, adopt any method that it deems equitable and practicable to effect the distribution, including a public or private sale of the property and distribution of the net proceeds from the sale to the holders.

The amount distributed in any of the above cases will be reduced by any amount we or the preferred stock depositary are required to withhold on account of taxes.

Conversion and Exchange

If any series of preferred stock underlying the depositary shares is subject to provisions relating to its conversion or exchange as set forth in an applicable prospectus supplement, each record holder of depositary receipts will have the right or obligation to convert or exchange the depositary shares evidenced by the depositary receipts pursuant to those provisions.

Redemption of Depositary Shares

If any series of preferred stock underlying the depositary shares is subject to redemption, the depositary shares will be redeemed from the proceeds received by the preferred stock depositary resulting from the redemption, in whole or in part, of the preferred stock held by the preferred stock depositary. Whenever we redeem a share of preferred stock held by the preferred stock depositary, the preferred stock depositary will redeem as of the same redemption date a proportionate number of depositary shares representing the shares of preferred stock that were redeemed. The redemption price per depositary share will be equal to the aggregate redemption price payable with respect to the number of shares of preferred stock underlying the depositary shares. If fewer than all the depositary shares are to be redeemed, the depositary shares to be redeemed will be selected by lot or proportionately as we may determine.

After the date fixed for redemption, the depositary shares called for redemption will no longer be deemed to be outstanding and all rights of the holders of the depositary shares will cease, except the right to receive the redemption price. Any funds that we deposit with the preferred stock depositary relating to depositary shares which are not redeemed by the holders of the depositary shares will be returned to us after a period of two years from the date the funds are deposited by us.

Voting

Upon receipt of notice of any meeting at which the holders of any shares of preferred stock underlying the depositary shares are entitled to vote, the preferred stock depositary will mail the information contained in the notice to the record holders of the depositary receipts. Each record holder of the depositary receipts on the record date, which will be the same date as the record date for the preferred stock, may then instruct the preferred stock depositary as to the exercise of the voting rights pertaining to the number of shares of preferred stock underlying that holder’s depositary shares. The preferred stock depositary will try to vote the number of shares of preferred stock underlying the depositary shares in accordance with the instructions, and we will agree to take all reasonable action which the preferred stock depositary deems necessary to enable the preferred stock depositary to do so. The preferred stock depositary will abstain from voting the preferred stock to the extent that it does not receive specific written instructions from holders of depositary receipts representing the preferred stock.

Record Date

Subject to the provisions of the deposit agreement, whenever

•	any cash dividend or other cash distribution becomes payable,

•	any distribution other than cash is made,

•	any rights, preferences or privileges are offered with respect to the preferred stock,

•	the preferred stock depositary receives notice of any meeting at which holders of preferred stock are entitled to vote or of which holders of preferred stock are entitled to notice, or

•	the preferred stock depositary receives notice of the mandatory conversion of or any election by us to call for the redemption of any preferred stock,

the preferred stock depositary will in each instance fix a record date, which will be the same as the record date for the preferred stock, for the determination of the holders of depositary receipts

•	who will be entitled to receive dividend, distribution, rights, preferences or privileges or the net proceeds of any sale, or

•	who will be entitled to give instructions for the exercise of voting rights at any such meeting or to receive notice of the meeting or the redemption or conversion.

Withdrawal of Preferred Stock

Upon surrender of depositary receipts at the principal office of the preferred stock depositary, upon payment of any unpaid amount due the preferred stock depositary, and subject to the terms of the deposit agreement, the owner of the depositary shares evidenced by the depositary receipts is entitled to delivery of the number of whole shares of preferred stock and all money and other property, if any, represented by the depositary shares. Partial shares of preferred stock will not be issued. If the depositary receipts delivered by the holder evidence a number of depositary shares in excess of the number of depositary shares representing the number of whole shares of preferred stock to be withdrawn, the preferred stock depositary will deliver to the holder at the same time a new depositary receipt evidencing the excess number of depositary shares. Holders of preferred stock that are withdrawn will not be entitled to deposit the shares that have been withdrawn under the deposit agreement or to receive depositary receipts.

Amendment and Termination of the Deposit Agreement

We and the preferred stock depositary may at any time agree to amend the form of depositary receipt and any provision of the deposit agreement. However, any amendment that materially and adversely alters the rights of holders of depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding. The deposit agreement may be terminated by us or by the preferred stock depositary only if all outstanding shares have been redeemed or if a final distribution in respect of the underlying preferred stock has been made to the holders of the depositary shares in connection with our liquidation, dissolution or winding up.

Charges of Preferred Stock Depositary

We will pay all charges of the preferred stock depositary including charges in connection with the initial deposit of the preferred stock, the initial issuance of the depositary receipts, the distribution of information to the holders of depositary receipts with respect to matters on which preference stock is entitled to vote, withdrawals of the preferred stock by the holders of depositary receipts or redemption or conversion of the preferred stock, except for taxes (including transfer taxes, if any) and other governmental charges and any other charges expressly provided in the deposit agreement to be at the expense of holders of depositary receipts or persons depositing preferred stock.

Miscellaneous

Neither we nor the preferred stock depositary will be liable if either of us is prevented or delayed by law or any circumstance beyond our control in performing any obligations under the deposit agreement. The obligations of the preferred stock depositary under the deposit agreement are limited to performing its duties under the agreement without negligence or bad faith. Our obligations under the deposit agreement are limited to performing our duties in good faith. Neither TALX nor the preferred stock depositary is obligated to prosecute or defend any legal proceeding in respect of any depositary shares or preferred stock unless satisfactory indemnity is furnished. We and the preferred stock depositary may rely on advice of or information from counsel, accountants or other persons that they believe to be competent and on documents that they believe to be genuine.

The preferred stock depositary may resign at any time or be removed by us, effective upon the acceptance by its successor of its appointment. If we have not appointed a successor preferred stock depositary and the successor depositary has not accepted its appointment within 60 days after the preferred stock depositary delivered a resignation notice to us, the preferred stock depositary may terminate the deposit agreement. See “—Amendment and Termination of the Deposit Agreement” above.

DESCRIPTION OF WARRANTS OF TALX CORPORATION

We may issue warrants to purchase debt securities, common stock, preferred stock or other securities. We may issue warrants independently or as part of a unit with other securities. Warrants sold with other securities as a unit may be attached to or separate from the other securities. We will issue warrants under one or more warrant agreements between us and a warrant agent that we will name in the applicable prospectus supplement. As of the date of this prospectus, there is a warrant to purchase a total of 68,062 shares (after anti-dilution adjustments) of our common stock at an exercise price of $3.21 per share outstanding, which expires on May 7, 2007. See “Description of Capital Stock of TALX Corporation— Options and Warrants— AGE Investments Warrant.”

The prospectus supplement relating to any warrants we are offering will include specific terms relating to the offering, including a description of any other securities sold together with the warrants. These terms will include some or all of the following:

•	the title of the warrants;

•	the aggregate number of warrants offered;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies, including composite currencies, in which the prices of the warrants may be payable;

•	the designation, number and terms of the debt securities, common stock, preferred stock or other securities or rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies or indices, purchasable upon exercise of the warrants and procedures by which those numbers may be adjusted;

•	the exercise price of the warrants, including any provisions for changes or adjustments to the exercise price, and the currency or currencies, including composite currencies, in which such price is payable;

•	the dates or periods during which the warrants are exercisable;

•	the designation and terms of any securities with which the warrants are issued as a unit;

•	if the warrants are issued as a unit with another security, the date on and after which the warrants and the other security will be separately transferable;

•	if the exercise price is not payable in U.S. dollars, the foreign currency, currency unit or composite currency in which the exercise price is denominated;

•	any minimum or maximum amount of warrants that may be exercised at any one time;

•	any terms relating to the modification of the warrants;

•	if applicable, a discussion of material federal income tax considerations; and

•	any other terms of the warrants, including terms, procedures and limitations relating to the transferability, exchange, exercise or redemption of the warrants.

Warrants issued for securities other than our debt securities, common stock or preferred stock will not be exercisable until at least one year from the date of sale of the warrant.

The applicable prospectus supplement will describe the specific terms of any warrant units.

The descriptions of the warrant agreements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and do not contain all of the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the warrants or any warrant units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of warrants or warrant units and will be available as described under the heading “Where You Can Find More Information” beginning on page 51.

DESCRIPTION OF PURCHASE CONTRACTS OF TALX CORPORATION

As may be specified in a prospectus supplement, we may issue purchase contracts obligating holders to purchase from us, and us to sell to the holders, a number of debt securities, shares of our common stock, preferred stock or depositary shares or warrants at a future date or dates. The purchase contracts may require us to make periodic payments to the holders of the purchase contracts. These payments may be unsecured or prefunded on some basis to be specified in the applicable prospectus supplement. As of the date of this prospectus, there are no purchase contracts outstanding.

The prospectus supplement relating to any purchase contracts we are offering will specify the material terms of the purchase contracts and any applicable pledge or depository arrangements, including one or more of the following:

•	the stated amount that a holder will be obligated to pay under the purchase contract in order to purchase our debt securities, common stock, preferred stock, depositary shares or warrants, or the formula by which such amount shall be determined.

•	the settlement date or dates on which the holder will be obligated to purchase such securities. The prospectus supplement will specify whether the occurrence of any events may cause the settlement date to occur on an earlier date and the terms on which an early settlement would occur.

•	the events, if any, that will cause our obligations and the obligations of the holder under the purchase contract to terminate.

•	the settlement rate, which is a number that, when multiplied by the stated amount of a purchase contract, determines the number of securities that we will be obligated to sell and a holder will be obligated to purchase under that purchase contract upon payment of the stated amount of that purchase contract. The settlement rate may be determined by the application of a formula specified in the prospectus supplement. If a formula is specified, it may be based on the market price of such securities over a specified period or it may be based on some other reference statistic.

•	whether the purchase contracts will be issued separately or as part of units consisting of a purchase contract and an underlying security with an aggregate principal amount equal to the stated amount. Any underlying securities will be pledged by the holder to secure its obligations under a purchase contract.

•	the type of underlying security, if any, that is pledged by the holder to secure its obligations under a purchase contract. Underlying securities may be our debt securities, depositary shares, preferred securities, common stock, warrants or debt obligations or government securities.

•	the terms of the pledge arrangement relating to any underlying securities, including the terms on which distributions or payments of interest and principal on any underlying securities will be retained by a collateral agent, delivered to us or be distributed to the holder.

•	the amount of the contract fee, if any, that may be payable by us to the holder or by the holder to us, the date or dates on which the contract fee will be payable and the extent to which we or the holder, as applicable, may defer payment of the contract fee on those payment dates. The contract fee may be calculated as a percentage of the stated amount of the purchase contract or otherwise.

The descriptions of the purchase contracts and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements in their entirety and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the purchase contracts. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of purchase contracts or purchase contract units and will be available as described under the heading “Where You Can Find More Information” beginning on page 51.

DESCRIPTION OF UNITS

As may be specified in a prospectus supplement, we may issue units comprised of one or more of the other securities described in this prospectus in any combination. Each unit may also include debt obligations of third parties, such as U.S. Treasury securities. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances the securities comprising the units may be held or transferred separately;

•	a description of the terms of any unit agreement governing the units;

•	a description of the provisions for the payment, settlement, transfer or exchange of the units;

•	if applicable, a discussion of material federal income tax considerations; and

•	whether the units will be issued in fully registered or global form.

The descriptions of the units and any applicable underlying security or pledge or depository arrangements in this prospectus and in any prospectus supplement are summaries of the material provisions of the applicable agreements. These descriptions do not restate those agreements and may not contain all the information that you may find useful. We urge you to read the applicable agreements because they, and not the summaries, define your rights as holders of the units. For more information, please review the form of the relevant agreements, which will be filed with the SEC promptly after the offering of units and will be available as described under the heading “Where You Can Find More Information” beginning on page 51.

SELLING SHAREHOLDER

The shares of common stock covered by this prospectus may be sold by the selling shareholder, by those persons or entities to whom it transfers, donates, devises, pledges or distributes its shares or by other successors in interest following exercise of the selling shareholder’s warrant. To the extent required, we will name any additional selling shareholders in a supplement to this prospectus. We are registering the shares of our common stock for resale by the selling shareholder to permit public secondary trading of the shares, and the selling shareholder may offer the shares for resale from time to time.

The following table sets forth information relating to the selling shareholder’s beneficial ownership of our common stock. The amounts set forth below are based on information provided to us by representatives of the selling shareholder, or on our records, as of July 29, 2005, and are accurate to the best of our knowledge. These numbers do not reflect the impact of any prospective adjustments or limitations described in the foregoing paragraphs. As of the date of this prospectus, the selling shareholder has not exercised its warrant, in whole or in part. It is possible that the selling shareholder may have acquired, sold, transferred or otherwise disposed of shares of our common stock in transactions exempt from the registration requirements of the Securities Act of 1933, since the date on which it provided the information to us regarding the shares beneficially owned by it. The percentage ownership data is based on 21,125,774 shares of our common stock issued and outstanding as of July 29, 2005.

				Number of	Percentage of
	Number of		Number of	Shares of	Outstanding
	Shares of		Shares of	Common Stock	Common Stock
	Common Stock		Common Stock	Owned Upon	Owned Upon
	Owned Prior to		Offered Under	Completion of	Completion of
Name of Selling Shareholder	this Offering		this Prospectus	the Offering (1)	the Offering (1)

AGE Investments, Inc.(2)	68,062	(3)	68,062	—	*	%

(1)	Assumes the sale by the selling shareholder of all of the shares of common stock available for resale under this prospectus and any applicable prospectus supplement and does not take into account adjustments to the shares issuable upon exercise of the warrant, which adjustments will take effect upon completion of the planned stock dividend. We cannot assure you, however, that the selling shareholder will sell any of the shares of common stock covered by this prospectus.

(2)	AGE Investments, Inc. is a direct wholly-owned subsidiary of A.G. Edwards, Inc.

(3)	The shares may be offered from time to time by the selling shareholder. The selling shareholder is not obligated to sell all or any portion of its shares, nor is it obligated to sell any of its shares immediately pursuant to this prospectus. Because the selling shareholder may sell all or some of its shares, no estimate can be given as the amount of common stock actually to be offered for sale by the selling shareholder or as to the amount of common stock that will be held by the selling shareholder upon termination of this offering.

*	less than 1%.

These shares may be sold by the selling shareholder only at such time or times as the selling shareholder is entitled to, and determines to, exercise its contractual right to have such shares sold pursuant to this prospectus. All expenses incurred with registering the shares of common stock owned by the selling shareholder, which are expected to be approximately $3,000, will be borne by us. However, we will not be obligated to pay any underwriting fees, discounts or commissions in connection with the registration and sale by the selling shareholder.

Relationships with Selling Shareholder

The selling shareholder holds a warrant that it may exercise for the shares of our common stock that the selling shareholder is offering for resale by this prospectus. Under the terms of the warrant, AGE Investments, Inc. has the right to purchase a total of 68,062 shares (after anti-dilution adjustments) of our common stock at an exercise price of $3.21 per share. The exercise price may be paid in cash or through a net share exercise mechanism. The warrant can be split-up, combined or exchanged into multiple warrants and assigned, subject to certain conditions, at the request of AGE Investments, Inc. and at its cost. The warrant can also be assigned without our consent, subject to the securities laws.

Under the terms of the warrant, we have agreed to provide the warrant holder, AGE Investments, Inc., with certain registration rights, including “piggy-back rights,” and one demand right, subject to certain conditions, until such time as AGE Investments, Inc. can sell all of the shares of common stock underlying the warrant without registration pursuant to Rule 144 under the Securities Act. Whenever we intend to file a registration statement with the Securities and Exchange Commission, AGE Investments, Inc. is entitled to notice in advance of such filing and has the right to include the shares of our common stock underlying its warrant in the registration statement. In connection with an underwritten offering, the underwriters have the right to limit the selling shareholder’s participation in such offering under certain conditions. In connection with the filing of the registration statement of which this prospectus is a part, AGE Investments, Inc. exercised its piggy-back rights. The selling shareholder may offer the shares of our common stock underlying the warrant as described in “Plan of Distribution” in this prospectus or in any applicable prospectus supplement. We have agreed to use reasonable efforts and to cooperate in connection with the selling shareholders’ sale or sales of the shares of our common stock underlying the warrant.

We have agreed to indemnify AGE Investments, Inc., each person controlling AGE Investments, Inc., and the officers, directors, employees, agents and attorneys of each of them, against certain liabilities and expenses arising out of or based upon the information contained in this prospectus and the related registration statement, including liabilities under the Securities Act. All expenses incurred with registering the shares of common stock owned by the selling shareholder, which are expected to be approximately $3,000, will be borne by us. However, we will not be obligated to pay any underwriting fees, discounts or commissions in connection with the registration and sale by the selling shareholder.

The warrant remained unexercised as of the date of this prospectus and expires on May 7, 2007. The foregoing summary is subject to and is qualified by reference to the provisions of the warrant, which is included as Exhibit 4.10 to the registration statement of which this prospectus is a part. This description does not restate the warrant agreement and may not contain all the information that you may find useful.

A.G. Edwards & Sons, Inc., an affiliate of the selling shareholder, acted as an underwriter agent in connection with our 2001 secondary offering of common stock. Pursuant to an agreement that expired by 2002, A.G. Edwards was also our exclusive financial advisor in connection with acquisitions. Pursuant to this agreement, we issued to the selling shareholder the warrant that it holds and may exercise for the shares of common stock being offered for resale by the selling shareholder by this prospectus. In accordance with the terms of the warrant, after giving effect to all subsequent anti-dilution adjustments, the warrant now gives the selling shareholder the right to purchase up to 68,062 shares of our common stock at an exercise price of $3.21 per share. In addition to these investment banking and financial advisory services, A.G. Edwards, Inc. provides administrative and brokerage services in connection with some of our employee benefits plans, in each case for customary compensation.

PLAN OF DISTRIBUTION

We may sell any of the securities being offered by this prospectus, and the selling shareholder may sell its shares of our common stock described in this prospectus, and any accompanying prospectus supplement, in any one or more of the following ways from time to time:

•	through agents;

•	to or through underwriters;

•	through dealers; and

•	directly by us to purchasers.

The distribution of the securities by us may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

We or the selling shareholder may engage in at the market offerings of our common stock. An at the market offering is an offering of our common stock at other than a fixed price to or through a market maker. Under Rule 415(a)(4) of the Securities Act, the total value of at the market offerings made under this prospectus may not exceed 10% of the aggregate market value of our common stock held by non-affiliates. Any underwriter that we or the selling shareholder engage for an at the market offering would be named in a post-effective amendment to the registration statement of which this prospectus is a part.

Agents designated by us or the selling shareholder may solicit offers to purchase the securities or common stock from time to time. The prospectus supplement will name any such agent involved in the offer or sale of the securities or common stock and will set forth any commissions payable by us or the selling shareholder to such agent. Unless otherwise indicated in such prospectus supplement, any such agent will be acting on a reasonable best efforts basis for the period of its appointment. Any such agent may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities so offered and sold.

If the securities are sold by means of an underwritten offering, we or the selling shareholder will execute an underwriting agreement with an underwriter or underwriters at the time an agreement for such sale is reached. A prospectus supplement will be used by the underwriters to make resales of the securities to the public and will set forth the names of the specific managing underwriter or underwriters, as well as any other underwriters, and the terms of the transaction, including commissions, discounts and any other compensation of the underwriters and dealers, if any. If underwriters are utilized in the sale of the securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions, including negotiated transactions, at fixed public offering prices or at varying prices determined by the underwriter at the time of sale. The securities may be offered to the public either through underwriting syndicates represented by managing underwriters or directly by the managing underwriters. If any underwriter or underwriters are utilized in the sale of the securities, unless otherwise indicated in the prospectus supplement, the underwriting agreement will provide that the obligations of the underwriters are subject to certain conditions precedent and that the underwriters will be obligated to purchase all such securities if any are purchased. Any public offering price and any underwriting commissions or other items constituting underwriters’ compensation may be changed from time to time.

If a dealer is utilized in the sale of the securities or common stock, we or the selling shareholder will sell such securities or common stock to the dealer as principal. The dealer may then resell such securities to the public at varying prices to be determined by such dealer at the time of resale. Any such dealer may be deemed to be an underwriter, as such term is defined in the Securities Act, of the securities so offered and sold. The prospectus supplement will set forth the name of the dealer and the terms of the transaction, including any commissions, discounts or other compensation provided.

We or the selling shareholder may directly solicit offers to purchase the securities and may sell such securities directly to institutional investors or others, who may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale thereof. The prospectus supplement will describe the terms of any such sales.

We may determine the price or other terms of the securities offered under this prospectus by use of an electronic auction. We will describe how any auction will determine the price or any other terms, how potential investors may participate in the auction and nature of the underwriters’ obligations in a post-effective amendment to the registration statement of which this prospectus is a part.

Agents, underwriters and dealers may be entitled under relevant agreements with us or the selling shareholder to indemnification by us or the selling shareholder against certain liabilities, including liabilities under the Securities Act, or to any contribution with respect to payments which such agents, underwriters and dealers may be required to make.

Each series of securities will be a new issue with no established trading market, other than our common stock, which is included in the Nasdaq National Market. Any common stock sold pursuant to a prospectus supplement will be included in Nasdaq, subject to official notice of issuance. We may elect to list or include any series of debt securities, preferred stock, depositary shares, warrants, purchase contracts or units on an exchange or in a market, but we will not be obligated to do so. It is possible that one or more underwriters may make a market in a series of the securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, we can give no assurance as to the liquidity of the trading market for the securities.

Agents, underwriters and dealers may be customers of, engage in transactions with, or perform services for, us and our subsidiaries in the ordinary course of business.

The selling shareholder will act independently of us in making decisions with respect to the timing, manner and size of each sale by it. The selling shareholder may sell shares of our common stock in the Nasdaq National Market, in the over-the-counter market or in private transactions, at market prices prevailing at the time of sale, at prices relating to the prevailing market prices or at negotiated prices.

The selling shareholder may include pledgees, donees, transferees, or other successors in interest. We will provide specific terms of any offerings made under this prospectus in a prospectus supplement, if necessary. We will not receive any proceeds from sales of shares of common stock by the selling shareholder.

In addition, the selling shareholder may sell some or all shares of its common stock through:

•	a block trade in which a broker-dealer may resell a portion of the block, as principal, in order to facilitate the transaction;

•	purchases by a broker-dealer, as principal and resale by the broker-dealer for its account; or

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers.

The selling shareholder may enter into hedging transactions with respect to its shares. For example, the selling shareholder may:

•	enter into transactions involving short sales of shares of our common stock by broker-dealers;

•	sell shares of our common stock short itself and redeliver such shares to close out its short positions;

•	enter into option or other types of transactions that require the selling shareholder to deliver shares of our common stock to a broker-dealer, who will then resell or transfer the shares under this prospectus; or

•	loan or pledge the shares of common stock to a broker-dealer, who may sell the loaned shares or, in the event of default, sell the pledged shares.

In addition to selling its shares of our common stock under this prospectus, the selling shareholder may:

•	transfer its shares in other ways not involving market makers or established trading markets, including directly by gift, distribution or other transfer; or

•	sell its shares of common stock under Rule 144 of the Securities Act of 1933 rather than under this prospectus, if the transaction meets the requirements of Rule 144.

We, too, may enter into derivative or other hedging transactions with financial institutions. These financial institutions may in turn engage in sales of common stock to hedge their position, deliver this prospectus in connection with some or all of those sales and use the shares covered by this prospectus to close out any short position created in connection with those sales. We may also sell shares of common stock short using this prospectus and deliver common stock covered by this prospectus to close out such short positions, or loan or pledge common stock to financial institutions that in turn may sell the shares of common stock using this prospectus. We may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligations and, if we default in the performance of our obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If an applicable prospectus supplement indicates, we or the selling shareholder will authorize agents, underwriters or dealers to solicit offers by certain specified institutions to purchase securities from us or the selling shareholder at the public offering price set forth in the prospectus supplement under delayed delivery contracts providing for payment and delivery on a specified date in the future. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will indicate the commission to be paid to underwriters, dealers and agents soliciting purchases of the securities pursuant to contracts accepted by us.

All expenses incurred with the shares of common stock owned by the selling shareholder, which are expected to be approximately $3,000, will be borne by us. However, we will not be obligated to pay any underwriting fees, discounts or commissions in connection with such registration. We have agreed to indemnify the selling shareholder against certain liabilities and expenses arising out of or based upon the information contained in this prospectus and the related registration statement, including liabilities under the Securities Act.

The securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more firms, which we refer to as “remarketing firms,” acting as principals for their own accounts or as agents for us. The prospectus supplement will identify any remarketing firm and will describe the terms of its agreement, if any, with us and its compensation. Remarketing firms may be deemed to be underwriters, as such term is defined in the Securities Act, in connection with the securities remarketed thereby. Under agreements which may be entered into with us, we may be required to provide indemnification or contribution to remarketing firms against certain civil liabilities, including liabilities under the Securities Act. Remarketing firms may also be customers of, engage in transactions with or perform services for us and our subsidiaries in the ordinary course of business.

In connection with an offering of securities, underwriters may purchase and sell the securities in the open market. These transactions may include over-allotment, syndicate covering transactions and stabilizing transactions. An over-allotment involves syndicate sales of securities in excess of the number of securities to be purchased by the underwriters in the offering, which creates a syndicate short position. Syndicate covering transactions involve purchases of securities in the open market after the distribution has been completed in order to cover syndicate short positions. Stabilizing transactions consist of some bids or purchases of securities made for the purpose of preventing or slowing a decline in the market price of the securities while the offering is in progress. In addition, the underwriters may impose penalty bids. A penalty bid is an arrangement permitting the representatives to reclaim the selling concession otherwise accruing to an underwriter or syndicate member in connection with an offering if the securities originally sold by that underwriter or syndicate member is purchased in a syndicate covering transaction and has therefore not been effectively placed by that underwriter or syndicate member.

Similar to other purchase transactions, these activities may have the effect of raising or maintaining the market price of the securities or preventing or slowing a decline in the market price of the securities. As a result, the price of the securities may be higher than the price that might otherwise exist in the open market. In addition, a penalty bid may discourage the immediate resale of securities sold in either our offering or that of the selling shareholder. Neither we, the selling shareholder nor the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the securities or common stock. In addition, neither we, the selling shareholder nor the underwriters make any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Bryan Cave LLP, St. Louis, Missouri and New York, New York, will issue an opinion about the legality of the common stock and preferred stock under Missouri law, and the depositary shares, warrants, purchase contracts and units of TALX under New York law. Certain partners and other lawyers at Bryan Cave LLP owned approximately 303,657 shares of our common stock on the date of this prospectus.

EXPERTS

The consolidated financial statements of TALX Corporation and subsidiaries as of March 31, 2005 and 2004, and for each of the years in the three-year period ended March 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of March 31, 2005 have been incorporated by reference herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets” effective April 1, 2002.

The audit report on management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of March 31, 2005, contains an explanatory paragraph that states the Company acquired TBT Enterprises, Incorporated and UI Advantage, Inc. (TBT Enterprises) and Net Profit, Inc. (Net Profit) during the year ended March 31, 2005. Management excluded from its assessment of the effectiveness of the Company’s internal control over financial reporting as of March 31, 2005, TBT Enterprises’ and Net Profit’s internal control over financial reporting associated with total revenues of $2,300,000 and $2,400,000, respectively, included in the consolidated financial statements of the Company for the periods from the respective acquisitions through March 31, 2005. TBT Enterprises and Net Profit were acquired for total consideration of $9,000,000 and $10,000,000, respectively, subject to certain contingent purchase price adjustments. The audit of internal control over financial reporting of the Company also excluded an evaluation of the internal control over financial reporting of TBT Enterprises and Net Profit.

WHERE YOU CAN FIND MORE INFORMATION

TALX is subject to the informational requirements of the Securities Exchange Act of 1934. As a result, TALX files annual, quarterly and current reports, proxy statements and other information with the SEC. Because our common stock is quoted in the Nasdaq National Market under the symbol “TALX,” those materials can also be inspected and copied at the offices of that organization. Here are ways you can review and obtain copies of this information:

What is Available	Where to Get it

Paper copies of information	SEC’s Public Reference Room 100 F. Street, N.E. Washington, D.C. 20549
On-line information, free of charge	SEC’s Internet website at http://www.sec.gov
Information about the SEC’s Public Reference Rooms	Call the SEC at 1-800-SEC-0330

We have filed with the SEC a registration statement under the Securities Act of 1933 that registers the distribution of these securities. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us and the securities. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this prospectus. You can get a copy of the registration statement, at prescribed rates, from the sources listed above. The registration statement and the documents referred to below under “Incorporation of Certain Documents by Reference” are also available on our Internet website, http://www.talx.com, under “Investor Relations— SEC Filings.” Information contained in our Internet website does not constitute a part of this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information that is superseded by other information that is included in or incorporated by reference into this document.

This prospectus incorporates by reference the documents listed below that we have previously filed with the SEC (File No. 000-21465). These documents contain important information about us.

•	Our Annual Report on Form 10-K for the year ended March 31, 2005.

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005.

•	Our Current Reports on Form 8-K filed on April 19, 2005 (other than the portion furnished under Item 2.02), filed on April 22, 2005 (only with respect to the portion filed under Item 2.03), and filed on May 17, 2005.

•	The description of our common stock contained in our Form 8-A filed on October 2, 1996 (File No. 000-21465), including any amendments or reports filed for the purposes of updating such description.

We incorporate by reference any additional documents that we may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (other than the portions of those made pursuant to Item 2.02 or Item 7.01 of Form 8-K or other information “furnished” to the SEC) between August 3, 2005, the date we filed the registration statement to which this prospectus relates, and the termination of the offering of the securities. These documents may include periodic reports, like Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as Proxy Statements. Any material that we subsequently file with the SEC will automatically update and replace the information previously filed with the SEC.

For purposes of the registration statement of which this prospectus is a part, any statement contained in a document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated herein by reference modifies or supersedes such statement in such document. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the registration statement of which this prospectus is a part.

You can obtain any of the documents incorporated by reference in this prospectus from the SEC on its website (http://www.sec.gov). You can also obtain these documents from us, without charge (other than exhibits, unless the exhibits are specifically incorporated by reference), by requesting them in writing or by telephone at the following address:

TALX Corporation

1850 Borman Court
St. Louis, Missouri 63146
Telephone: (314) 214-7000
Attention: Thomas C. Werner, General Counsel